                                                                     EXHIBIT 2.1

                                                               EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          RANGE RESOURCES CORPORATION,

                         RANGE ACQUISITION TEXAS, INC.,

                                       AND

                               STROUD ENERGY, INC.

                                  MAY 10, 2006

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I
                                   THE MERGER

1.1    The Merger; Effective Time of the Merger..........................     2
1.2    Closing...........................................................     2
1.3    Effects of the Merger.............................................     3
1.4    Post-Closing Merger...............................................     3

                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
             OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1    Effect of Merger on Capital Stock.................................     4
2.2    Anti-Dilution Provisions..........................................    13
2.3    Shares Held by Parent, the Company or Subsidiaries................    13
2.4    Appraisal Shares..................................................    13
2.5    Treatment of Stock Options and Restricted Stock...................    14
2.6    Fractional Shares.................................................    14
2.7    Exchange of Certificates..........................................    15
2.8    Expiration of Company Rights......................................    18

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company.....................    18
3.2    Representations and Warranties of Parent and Merger Sub...........    43

                                   ARTICLE IV
                          COVENANTS RELATING TO CONDUCT
                         OF BUSINESS PENDING THE MERGER

4.1    Conduct of Business by the Company and Parent Pending the Merger..    59
4.2    Acquisition Proposals.............................................    64

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

5.1    Preparation of Proxy Statement....................................    68
5.2    Access to Information.............................................    69
5.3    Stockholders' Meeting.............................................    69
5.4    Third Party Consents; Approvals...................................    70
5.5    Employee and Benefit Plan Matters.................................    70
5.6    Stock Options and Restricted Stock................................    72
5.7    Indemnification; Directors' and Officers' Insurance...............    74

5.8    Agreement to Defend...............................................    75
5.9    Public Announcements..............................................    75
5.10   Other Actions.....................................................    75
5.11   Notification of Certain Matters; Governmental Filings.............    75
5.12   Conveyance Taxes..................................................    76
5.13   Plan of Reorganization and Certain Tax Matters....................    76
5.14   Financing.........................................................    84
5.15   Resignations......................................................    84
5.16   Hedge Transactions................................................    84
5.17   Sparling Stock Voting Agreement...................................    84

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1    Conditions to Each Party's Obligation to Effect the Merger........    85
6.2    Conditions of Obligations of Parent...............................    85
6.3    Conditions of Obligations of the Company..........................    87

                                   ARTICLE VII
                            TERMINATION AND AMENDMENT

7.1    Termination.......................................................    88
7.2    Effect of Termination.............................................    90
7.3    Amendment.........................................................    92
7.4    Extension; Waiver.................................................    92

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1    Payment of Expenses...............................................    92
8.2    Nonsurvival of Representations, Warranties and Agreements.........    93
8.3    Notices...........................................................    93
8.4    Interpretation....................................................    94
8.5    Counterparts......................................................    95
8.6    Entire Agreement; No Third Party Beneficiaries....................    95
8.7    Governing Law.....................................................    95
8.8    Waiver of Jury Trial..............................................    95
8.9    Consent to Jurisdiction; Venue....................................    95
8.10   Severability......................................................    96
8.11   Assignment........................................................    96
8.12   Specific Performance..............................................    96
8.13   Schedule Definitions..............................................    96
8.14   Time of the Essence...............................................    96
8.15   Defined Terms.....................................................    96

EXHIBITS:

Exhibit A - Form of Stock Voting Agreement
Exhibit B - Rights Agreement Amendment
Exhibit C - Consulting Agreement
Exhibit D - Non-Competition Agreement
Exhibit E - Registration Rights Agreement
Exhibit F - LLC Sub Merger Agreement
Exhibit G - Investor Questionnaire and Election Form

DISCLOSURE SCHEDULES:

COMPANY DISCLOSURE SCHEDULE:

Schedule 3.1(a)    Company Subsidiaries
Schedule 3.1(b)    Company Capital Structure; Knowledge
Schedule 3.1(c)    No Violations
Schedule 3.1(d)    Company Events
Schedule 3.1(e)    Undisclosed Material Liabilities
Schedule 3.1(h)    Company Litigation
Schedule 3.1(i)    Company Tax Information
Schedule 3.1(j)    Company Employee Benefits Information
Schedule 3.1(k)    Company Labor Matters
Schedule 3.1(l)    Property
Schedule 3.1(m)    Company Environmental Matters
Schedule 3.1(n)    Company Insurance
Schedule 3.1(q)    Related Party Transactions
Schedule 3.1(w)    Property Dispositions
Schedule 3.1(x)    Hedging
Schedule 3.1(y)    Natural Gas Act
Schedule 3.1(z)    Company Contracts
Schedule 3.1(aa)   Oil and Gas Operations
Schedule 4.1(a)    Conduct Pending Closing
Schedule 5.5(f)    Severance Pay Plan
Schedule 5.5(g)    Additional Cash Payments
Schedule 5.6(d) Option Modification Agreements, Option Conditional Exercise Agreements and Option Cancellation Agreements
Schedule 6.2(i)    Required Third Party Consents
Schedule 8.15      Stroud Oil and Gas Interests; Stroud Wells

PARENT DISCLOSURE SCHEDULE:

Schedule 3.2(f)   Litigation; Knowledge
Schedule 3.2(j)   Parent Tax Information
Schedule 5.5      Offer Letters

                            GLOSSARY OF DEFINED TERMS

DEFINED TERMS                              DEFINED IN SECTION
-------------                              ------------------
Acceptable Title                           8.15
Accredited Cash Elector                    2.1(b)(iii)
Acquisition Proposal                       4.2(g)
Adjusted Per Share Cash Value              2.1(c)(i)
Adjusted Per Share Stock Amount            2.1(b)
Adjusted Stock Amount                      2.1(b)
Affiliate                                  4.1(a)(ix)
Agreement                                  Preamble
Appraisal Shares                           2.4
Average Closing Price                      2.1(b)
business day                               2.7(a)
Cash Consideration                         2.1(b)
Cash Consideration Holders                 2.1(b)
Certificate of Merger                      1.1
Certificates                               2.7(a)
Change of Recommendation                   4.2(d)
Closing                                    1.1
Closing Date                               1.2
COBRA                                      3.1(j)(v)
Code                                       Recitals
Common Stock Trust                         2.6(c)(iii)
Company                                    Preamble
Company Balance Sheets                     3.1(e)(i)
Company Budget                             4.1(a)(xiii)
Company Closing Shares                     2.1(b)
Company Common Stock                       2.1
Company Contracts                          3.1(z)(i)
Company Credit Facility                    3.1(e)(ii)
Company Disclosure Schedule                3.1
Company Employee Benefit Plan              3.1(j)(i)
Company Employee Pension Benefit Plan      3.1(j)(i)
Company Employee Welfare Benefit Plan      3.1(j)(i)
Company ERISA Affiliates                   3.1(j)(i)
Company Financial Statements               3.1(e)(i)
Company Group                              3.1(i)(i)
Company Indemnified Parties                5.7(a)
Company Intangible Property                3.1(l)(i)
Company Litigation                         3.1(h)
Company Material Adverse Effect            3.1(a)
Company Options                            5.6(a)
Company Permits                            3.1(g)
Company Preferred Stock                    3.1(b)(i)
Company Reserve Reports                    3.1(w)

Company Restricted Stock                   2.1(b)
Company Right                              2.8
Company Rights Agreement                   Recitals
Company Stock Plans                        3.1(b)(i)
Confidentiality Agreement                  5.2
Consulting Agreement                       Recitals
Contract                                   3.1(z)(i)
Defensible Title                           8.15
DGCL                                       1.1
Effective Time                             1.1
Elected Stock Consideration Amount         2.1(b)
Election Deadline                          2.1(e)(iv)
Election Materials                         2.1(d)(iii)(C)
Elections                                  2.1(e)
Eligible Holders                           2.1(d)(ii)(A)
Eligible Holders Election Materials        2.1(d)(ii)(F)
Environmental Laws                         3.1(m)(i)
ERISA                                      3.1(j)(xv)
Excess Shares                              2.6(c)(i)
Excess Expense Amount                      2.1(c)(iii)
Excess Option Payout                       2.1(c)(ii)
Excess Option Payout Share Amount          2.1(c)(ii)
Excess Options                             2.1(c)(ii)
Exchange Agent                             2.7(a)
Exchange Fund                              2.7(a)
Exchange Ratio                             2.1(b)(ii)(E)
Expense Adjusted Share Amount              2.1(c)(iii)
FERC                                       3.1(y)
FIRPTA Affidavit                           2.1(d)(ii)(E)
GAAP                                       3.1(e)(i)
Governmental Entity                        3.1(c)(iii)
Group                                      4.2(g)
Hazardous Materials                        3.1(m)(ii)
Hedge                                      3.1(x)
Hedge Transactions                         5.16
HIPAA                                      3.1(j)(xvi)
Hydrocarbon Contacts                       8.15
Hydrocarbon Purchase Agreement             8.15
Hydrocarbon Sales Agreement                8.15
Hydrocarbons                               8.15
Initial Termination Date                   7.1(c)
Integrated Transaction                     Recitals
Investor Questionnaire and Election Form   2.1(d)(ii)(A)
IRS                                        3.1(i)(iii)
JP Morgan                                  5.16
Knowledge                                  3.1(b)(vi)

Lien                                       8.15
LLC Sub                                    Recitals
LLC Sub Merger                             Recitals
Merger                                     Recitals
Merger Consideration                       2.1(b)
Merger Sub                                 Preamble
Mixed Consideration                        2.1(b)
Mixed Consideration Holders                2.1(b)
NGA                                        3.1(y)
Non-Competition Agreement                  Recitals
Non-Eligible Holder Election Materials     2.1(d)(iii)(C)
NYSE                                       2.1(b)
Oil and Gas Interests                      8.15
Oil and Gas Lease                          8.15
Ordinary Course of Business                8.15
Parent                                     Preamble
Parent Common Stock                        2.1(b)(ii)(A)
Parent Contracts                           3.2(w)
Parent Disclosure Schedule                 3.2
Parent Employee Benefit Plan               3.2(k)(i)
Parent Employee Pension Benefit Plan       3.2(k)(i)
Parent Employee Welfare Benefit Plan       3.2(k)(i)
Parent ERISA Affiliate                     3.2(k)(i)
Parent Group                               3.2(j)(i)
Parent Intangible Property                 3.2(m)(i)
Parent Litigation                          3.2(f)
Parent Material Adverse Effect             3.2(a)
Parent Optional Cash Payout Amount         2.1(b)
Parent Optional Stock Amount               2.1(b)
Parent Permits                             3.2(i)
Parent Preferred Stock                     3.2(b)
Parent Reserve Reports                     3.2(t)
Parent SEC Documents                       3.2(d)
Parent Stock Plans                         3.2(b)
Per Share Cash Value                       2.1(b)(i)
Permitted Encumbrances                     8.15
Proxy Card                                 2.1(d)(i)
Proxy Statement                            5.1(a)
Purchaser Letters                          3.1(b)(vi)
Qualified Company Employee Benefit Plan    3.1(j)(iii)
Qualified Parent Employee Benefit Plan     3.2(k)(iii)
Registration Rights Agreement              Recitals
Release                                    3.1(m)(iii)
Remedial Action                            3.1(m)(iv)
Required Stock Consideration Amount        2.1(b)
Rights Agreement Amendment                 Recitals

SEC                                        3.1(e)(i)
Second Effective Time                      5.13(b)(xxi)
Section 262                                2.4
Securities Act                             2.1(d)(ii)
Significant Subsidiary                     3.2(a)
Stock Consideration                        2.1(b)
Stock Consideration Holders                2.1(b)
Stock Consideration Minimum Amount         2.1(b)
Stock Consideration Shortfall              2.1(b)
Stock Consideration Tax Amount             2.1(b)
Stock Voting Agreements                    Recitals
Stockholder Approval                       3.1(p)
Stockholders' Meeting                      5.3(a)
Stroud GP                                  3.1(a)
Stroud Ltd.                                3.1(a)
Stroud Management                          3.1(a)
Stroud Oil and Gas Interests               8.15
Stroud Well                                8.15
Subsidiary                                 3.1(a)
Superior Offer                             4.2(g)
Surviving Corporation                      1.3(a)
Tax                                        3.1(i)
Tax Return                                 3.1(i)
Taxes                                      3.1(i)
Termination Fee                            7.2(b)
Total Merger Consideration Value           2.1(b)
Uncertificated Shares                      2.7(a)
Voting Debt                                3.1(b)(i)

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2006 (this "Agreement"), is made by and among Range Resource Corporation, a Delaware corporation ("Parent"), Range Acquisition Texas, Inc., a Delaware corporation ("Merger Sub"), and Stroud Energy, Inc., a Delaware corporation (the "Company").

     WHEREAS, Parent and the Company have determined to engage in a strategic business combination whereby Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger as a direct wholly-owned subsidiary of Parent (the "Merger");

     WHEREAS, Parent and the Company have determined that immediately after the effectiveness of the Merger, the Company shall be merged with and into a wholly-owned limited liability company subsidiary of Parent ("LLC Sub," and such merger being referred to herein as the "LLC Sub Merger"), with LLC Sub continuing as the surviving entity in the LLC Sub Merger as a direct wholly-owned subsidiary of Parent;

     WHEREAS, for federal income tax purposes, it is intended that the Merger and the LLC Sub Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the "Integrated Transaction");

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and, subject to the terms and conditions contained herein, the Merger.

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, each of Patrick
J. Noyes, Stephen M. Clark, G. Christopher Veeder, David B. Miller, Christopher
A. Wright, Samuel J. Atkins, Dan M. Krausse, Philip S. Smith, Gregory D. Frazier, Chris Hammack and Gregory P. Smith is entering into a separate Stock Voting Agreement with Parent and the Company in the form attached hereto as Exhibit A, and Donald P. Sparling will enter into a Stock Voting Agreement with Parent and the Company substantially in such form as soon as practicable after the date of this Agreement (collectively, the "Stock Voting Agreements"), pursuant to which each such stockholder has irrevocably agreed to (or, in the case of Donald P. Sparling, will irrevocably agree to), among other things, vote his shares of Company Common Stock (as defined herein) in favor of this Agreement and the Merger;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, the Company is entering into an amendment to the Rights Agreement (the "Company Rights Agreement"), dated as of February 17, 2006, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent, in the form attached hereto as Exhibit B (the "Rights Agreement Amendment");

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, Patrick J. Noyes is entering into a Consulting Agreement with Parent in the form attached hereto as Exhibit C (the "Consulting Agreement");

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, Patrick J. Noyes is entering into a Non-Competition Agreement with Parent in the form attached hereto as Exhibit D (the "Non-Competition Agreement";

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the Company's entering into this Agreement and incurring the obligations set forth herein, Parent and the Company are entering into a Registration Rights Agreement in the form attached hereto as Exhibit E (the "Registration Rights Agreement");

     WHEREAS, for Federal income tax purposes, it is intended that the Integrated Transaction shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and that this Agreement and the LLC Sub Merger Agreement will together be, and hereby are, adopted as a plan of reorganization; and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). On the Closing Date (defined below), immediately after the closing of the Merger (the "Closing"), a certificate of merger, prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger"), shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the "Effective Time").

     1.2 Closing. The Closing shall take place on the date on which the Stockholder Approval is obtained if all of the conditions set forth in Article VI are satisfied (or waived in accordance with this Agreement) as of such date (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date) at 9:30 a.m., Dallas, Texas time (or, if the Stockholder Approval shall not have been obtained as of 9:30 a.m. on such date, promptly upon obtaining the Stockholder Approval) or, if there are conditions set forth in Article VI that are not satisfied as of the date on which the Stockholder Approval is obtained (other than any such conditions which by their nature cannot be satisfied until the Closing Date), then the Closing shall take place at 9:30 a.m., Dallas, Texas time, on a date to be specified by the parties, which shall be no later than the second business day after the satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the "Closing Date"); provided, that if a Stock Consideration Shortfall exists on the date on which the Stockholder Approval is obtained, at the option of the Company, the Closing may be delayed up to five business days after the date the Stockholder Approval is obtained, during which time Parent shall use its commercially reasonable efforts to solicit, or cause to be solicited, revised elections from holders that would eliminate the Stock Consideration Shortfall.

     1.3 Effects of the Merger.

          (a) At the Effective Time: (i) Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the Company (or, as applicable, its successors and assigns and their respective successors and assigns) is sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in the Merger to delete the text set forth in Article Nine therein and replace it with a provision that specifically permits stockholders to effect by written consent any action required or permitted to be taken by the stockholders at a stockholders' meeting and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed; and (iii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

          (b) The directors of Merger Sub shall, from and after the Effective Time, be the directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with Surviving Corporation's Certificate of Incorporation and Bylaws. The officers of Merger Sub shall, from and after the Effective Time, be the officers of the Surviving Corporation, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) The Merger shall have the effects set forth in this Section 1.3 and the applicable provisions of the DGCL.

     1.4 Post-Closing Merger. Immediately following the Effective Time, Parent shall cause the Surviving Corporation to merge with and into LLC Sub, with LLC Sub continuing as the surviving entity in such merger as a direct wholly-owned subsidiary of Parent, substantially in accordance with the terms of the merger agreement attached hereto as Exhibit
F. There shall be no condition to the completion of the LLC Sub Merger other than the completion of the Merger. From and after such merger, LLC Sub shall be the Surviving Corporation for purposes of this Agreement. When the LLC Sub Merger occurs, Parent shall own all the membership interests and other equity in LLC Sub, and LLC Sub shall be disregarded for United States federal income tax purposes.

                                   ARTICLE II
                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
             OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

     2.1 Effect of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock") or capital stock of Merger Sub:

          (a) Conversion of Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into one share of Company Common Stock.

          (b) Conversion of Company Common Stock. Subject to Section 2.1(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by any Subsidiary of the Company, Parent or any Subsidiary of Parent, and excluding Appraisal Shares (as defined below), but including shares of Company Restricted Stock issued and outstanding immediately prior to the Effective Time) (the "Company Closing Shares") shall cease to be outstanding and shall be converted into and exchanged for the right to receive from Parent, subject to causes (w), (x), (y) and (z) of this Section 2.1(b) below, to the extent applicable:

               (i) subject to elections by holders of Company Closing Shares to receive Parent Common Stock in accordance with Section 2.1(b)(ii) and Section 2.1(b)(iii), an amount in cash (the "Per Share Cash Value") equal to the product obtained by multiplying the Exchange Ratio by the Average Closing Price; or

               (ii) upon the valid election of a holder of Company Closing Shares to receive Parent Common Stock in accordance herewith:

                    (A) 0.909 of a share of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") if the Average Closing Price (as defined below) is less than $22.00 per share, or

                    (B) that fraction of a share of Parent Common Stock (rounded to the third nearest decimal place) equal to the quotient obtained by dividing $20.00 by the Average Closing Price, if the Average Closing Price is greater than or equal to $22.00 per share and less than or equal to $24.53 per share, or

                    (C) 0.815 of a share of Parent Common Stock if the Average Closing Price is greater than or equal to $24.54 per share and less than or equal to $30.67 per share, or

                    (D) that fraction of a share of Parent Common Stock (rounded to the third nearest decimal place) equal to the quotient obtained by dividing $25.00 by the Average Closing Price, if the Average Closing Price is greater than or equal $30.68 and less than or equal to $33.21, or

                    (E) 0.753 of a share of Parent Common Stock if the Average Closing Price is greater than $33.21 (such applicable fraction of a share of Parent Common Stock, as it may be adjusted pursuant to Section 2.1(c), the "Exchange Ratio"); or

               (iii) upon the valid election of a holder of Company Closing Shares in accordance herewith to receive cash and Parent Common Stock, (A) an amount in cash equal to the product of (1) 0.50 multiplied (2) by the Per Share Cash Value and (B) a fraction of a share of Parent Common Stock equal to the product of (1) 0.50 multiplied by (2) the Exchange Ratio.

The consideration described in clause (i) above of this Section 2.1(b) is referred to herein as the "Cash Consideration," the consideration described in clause (ii) above of this Section 2.1(b) is referred to herein as the "Stock Consideration," the consideration described in clause (iii) above of this
Section 2.1(b) is referred to herein as the "Mixed Consideration," and the Stock Consideration, the Cash Consideration, the Mixed Consideration and the cash to be paid in lieu of fractional shares pursuant to Section 2.6 is collectively referred to herein as the "Merger Consideration."

Notwithstanding the foregoing provisions of this Section 2.1(b):

               (w) in order to receive Stock Consideration or Mixed Consideration, a holder of Company Closing Shares must be an Eligible Holder and must make a valid Election pursuant to and in accordance with Section 2.1(e) (holders that make a valid Election to receive Mixed Consideration being referred to herein as the "Mixed Consideration Holders," and holders that make a valid Election to receive Stock Consideration being separately referred to herein as "Stock Consideration Holders");

               (x) subject to the following clause (y), all holders of Company Closing Shares that are not Mixed Consideration Holders or Stock Consideration Holders, including as a result of the failure to return properly completed and executed Eligible Holder Election Materials prior to the Election Deadline, will receive Cash Consideration in exchange for their shares of Company Common Stock in the Merger (such holders being referred to herein as the "Cash Consideration Holders");

               (y) notwithstanding the foregoing clause (x), if there is a Stock Consideration Shortfall, then each Company Closing Share held by a Cash Consideration Holder that (1) holds, in the aggregate, more than 1% of the Company Closing Shares, (2) held such shares as of the record date for the Stockholders' Meeting and continuously held such shares from such record date to the Effective Time, and (3) properly completed and returned an Investor Questionnaire and Election Form certifying that it was an "accredited investor" and satisfies the investor suitability standards set forth therein at any time after the delivery to the Exchange Agent of such holder's Investor Questionnaire and Election Form or, if no Investor Questionnaire and Election Form is delivered, at the discretion of Parent, after receipt of the Stockholder Approval (provided Parent shall have no obligation to accept any Investor Questionnaire and Election Form from any such holder after receipt of the Stockholder Approval and may elect to accept such Investor Questionnaire and Election Form after receipt of the Stockholder Approval from one or more Cash Consideration Holders without any obligation to accept such Investor Questionnaire and Election Form from other Cash Consideration Holders) (an "Accredited Cash Elector") shall, notwithstanding the Accredited Cash Elector's election to receive the Cash Consideration, be converted into and exchanged for the right to receive from Parent the Adjusted Per Share Stock Amount and the Adjusted Per Share Cash Amount; provided further that:

                    (A) if the number of shares of Parent Common Stock allocated to Cash Consideration Holders pursuant to this clause (y) (but not taking into account this subclause (A) or subclause (B) of this clause (y)) is not otherwise sufficient to eliminate the Stock Consideration Shortfall, and removing the requirement that an Accredited Cash Elector hold, in the aggregate, more than 1% of the Company Closing Shares would cause a sufficient number of shares of Parent Common Stock to be allocated to Cash Consideration Holders to eliminate the Stock Consideration Shortfall (either by itself or together with the further adjustment contemplated by subclause (B) below of this clause (y)), then the requirement in subclause (1) of this clause (y) shall not apply in order for a Cash Consideration Holder to be deemed an Accredited Cash Elector;

                    (B) if the number of shares of Parent Common Stock allocated to Cash Consideration Holders pursuant to this clause (y) (taking into account subclause (A) above of this clause (y) but not taking into account this subclause (B)) is not otherwise sufficient to eliminate the Stock Consideration Shortfall, then the number of additional shares of Parent Common Stock necessary to be issued as Merger Consideration in order to eliminate the Stock Consideration Shortfall shall be allocated on a pro-rata basis to every Company Closing Share held by an Accredited Cash Elector (taking into account subclause
(A) of this clause (y)) and Mixed Consideration Holder (in the case of Accredited Cash Electors, such number shall be in addition to the Adjusted Per Share Stock Amount and, in the case of Mixed Consideration Holders, such number shall be in addition to the Parent Common Stock component of such Mixed Consideration, provided that in no event shall a fraction of a share of Parent Common Stock in excess of the Exchange Ratio be issued in exchange for each Company Closing Share in the Merger), and the amount of cash to be issued in exchange for any such Company Closing Share shall be an amount equal to the difference of (1) the Per Share Cash Value, minus (2) the product of the fraction of a share of Parent Common Stock to be issued in exchange for such Company Closing Share pursuant to this clause (y) multiplied by the Average Closing Price; and

                    (C) notwithstanding the foregoing provisions of this clause
(y), if the number of shares of Parent Common Stock that would otherwise be allocated to Accredited Cash Electors and Mixed Consideration Holders pursuant to this clause (y), taking into account subclauses (A) and (B) above of this clause (y), is not sufficient to eliminate the Stock Consideration Shortfall (which, for purposes of this subclause (C), shall be calculated on the basis that the Required Stock Consideration Amount equals the Stock Consideration Tax Amount), then none of the provisions of this clause (y) shall apply.

               (z) in the event that the Exchange Ratio exceeds 0.815, and the Elected Stock Consideration Amount represents more than 90% of the Total Merger Consideration Value, then, if Parent so elects, in its sole discretion, each Company Closing Share held by a Stock Consideration Holder shall, notwithstanding such Stock Consideration Holder's election to receive Stock Consideration, be converted into and exchanged for the right to receive from Parent the Parent Optional Cash Payout Amount and the Parent Optional Stock Amount.

     As used herein, the following terms have the meanings given below:

     "Adjusted Stock Amount" means a number of shares of Parent Common Stock equal to the quotient of (A) the Stock Consideration Shortfall, divided by (B) the Average Closing Price.

     "Adjusted Per Share Cash Amount" means an amount in cash equal to the difference of (A) the Per Share Cash Value, minus (B) the product of (1) the Adjusted Per Share Stock Amount multiplied by (2) the Average Closing Price.

     "Adjusted Per Share Stock Amount" means a fraction of a share of Parent Common Stock equal to the quotient of (A) the Adjusted Stock Amount, divided by
(B) the total number of Company Closing Shares that are held by Accredited Cash Electors; provided that, in no event shall the Adjusted Per Share Stock Amount exceed an amount equal to the product of (1) 0.50 multiplied by (2) the Exchange Ratio.

     "Average Closing Price" means the average (rounded to the nearest second decimal place) of the daily closing prices for the shares of Parent Common Stock for the fifteen consecutive full trading days on which such shares are actually traded on the New York Stock Exchange (the "NYSE") (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) ending at the close of trading on the fifth trading day prior to the Closing Date.

     "Company Restricted Stock" means any award of restricted Company Common Stock outstanding as of immediately prior to the Effective Time that shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Subsidiaries of the Company or any predecessor thereof pursuant to any applicable Company Stock Plan or any other contract or agreement entered into by the Company or any of the Subsidiaries of the Company.

     "Elected Stock Consideration Amount" means an amount in dollars equal to the product of (A) the sum of (1) the total number of Company Closing Shares with respect to which a valid Election to receive Stock Consideration has been made, plus (2) an amount equal to the product of (x) 0.50 multiplied by (y) the total number of Company Closing Shares with respect to which a valid Election to receive Mixed Consideration has been made, multiplied by (B) the Per Share Cash Value.

     "Parent Optional Cash Payout Amount" means an amount in cash equal to the quotient of (A) an amount, as determined by Parent in its sole discretion, equal to up to the excess of (1) 10% of the Total Merger Consideration Value over (2) the amount of cash to be paid as Cash Consideration pursuant to Section 2.1(b)(i) and pursuant to valid Elections to receive Mixed Consideration (in each case without giving affect to Section 2.1(b)(z)), and in respect of

Appraisal Shares (assuming for purposes of this definition that each Appraisal Share is converted into an amount in cash equal to the Per Share Cash Value), divided by (B) the number of Company Closing Shares that are held by Stock Consideration Holders; provided that, if the sum of (1) the Parent Optional Cash Payout Amount and (2) the product of the Parent Optional Stock Amount multiplied by the Average Closing Price, does not equal the Per Share Cash Value, then the Parent Optional Cash Payout Amount shall be adjusted such that the sum of (1) the Parent Optional Cash Payout Amount and (2) the product of the Parent Optional Stock Amount multiplied by the Average Closing Price shall equal the Per Share Cash Value.

     "Parent Optional Stock Amount" means a fraction of a share of Parent Common Stock equal to the quotient of (A) the difference of (1) the Per Share Cash Value minus (2) the Parent Optional Cash Payout Amount (prior to any adjustment as provided in the definition thereof), divided by (B) the Average Closing Price.

     "Required Stock Consideration Amount" means an amount in dollars equal to the greater of the Stock Consideration Minimum Amount and the Stock Consideration Tax Amount; provided that, in the event that the Stock Consideration Minimum Amount exceeds the Stock Consideration Tax Amount, then Parent may, in its sole discretion, deem the Required Stock Consideration Amount to equal any amount that is equal to or greater than the Stock Consideration Tax Amount but that is less than the Stock Consideration Minimum Amount.

     "Stock Consideration Shortfall" means the amount by which the Required Stock Consideration Amount exceeds the Elected Stock Consideration Amount (provided that, if the Elected Stock Consideration Amount exceeds the Required Stock Consideration Amount, then no Stock Consideration Shortfall shall be deemed to exist).

     "Stock Consideration Minimum Amount" means an amount in dollars equal to the product of (A) 0.50 multiplied by (B) the Total Merger Consideration Value.

     "Stock Consideration Tax Amount" means an amount in dollars equal to the product of (A) the Average Closing Price, multiplied by (B) the number of shares of Parent Common Stock that are required to be paid as Merger Consideration in order for the Merger and the LLC Sub Merger to satisfy the continuity of interest requirement under Treasury Regulation Section 1.368-1(e), as reasonably determined in good faith by the Company by the Closing, with such determination being subject to the approval of Parent, which shall not be unreasonably withheld.

     "Total Merger Consideration Value" means an amount in dollars equal to the product of (A) the sum of (1) the total number of Company Closing Shares plus
(2) the total number of Appraisal Shares, multiplied by (B) the Per Share Cash Value.

          (c) Excess Expense Adjustment; Capitalization Adjustment.

               (i) If, as of immediately prior to the Effective Time, there shall be outstanding any capital stock of the Company other than a number of shares of Company Common Stock equal to or less than the sum of (A) 16,174,189, plus (B) 848,424 less the number of shares of Company Common Stock subject to then outstanding options or awards under the Company's 2005 Incentive Plan that were issued and outstanding as of the date of this Agreement and set forth on
Schedule 3.1(b) of the Company Disclosure Schedule, plus (C) 500, then, at the option of Parent, in its sole discretion, the Exchange Ratio shall be adjusted to equal that fraction (rounded to the nearest third decimal place) of a share of Parent Common Stock equal to the quotient of (1) the Adjusted Per Share Cash Value, divided by (2) the Average Closing Price. "Adjusted Per Share Cash Value" means the quotient of (x) the Total Merger Consideration Value (calculated for these purposes as if the number of shares of Company Closing Shares equals the sum of the amounts in subclauses (A) and (B) of this clause
(i), and without taking into account any adjustment to the Exchange Ratio required by this clause (i) or clauses (ii) or (iii) of this clause (c)), divided by (y) the total number of Company Closing Shares.

               (ii) If, as of immediately prior to the Effective Time, there shall be any shares of Company Common Stock subject to issuance under options, awards or other instruments that were not outstanding as of the date of this Agreement and set forth on Schedule 3.1(b) of the Company Disclosure Schedule (the "Excess Options"), then, at the option of Parent, in its sole discretion, the Exchange Ratio shall be adjusted to equal that fraction (rounded to the nearest third decimal place) of a share of Parent Common Stock equal to the quotient of (A) the Excess Option Payout Share Amount, divided by (B) the total number of Company Closing Shares. "Excess Option Payout Share Amount" means an amount (rounded to the nearest second decimal place) equal to the quotient of
(1) the difference of (x) the Total Merger Consideration Value (with the calculation of such amount to take into account any adjustment to the Exchange Ratio required by clause (i) of this clause (c) but not any adjustment to the Exchange Ratio required by this clause (ii) or clause (iii) of this clause (c)), minus (y) the Excess Option Payout, divided by (2) the Average Closing Price. "Excess Option Payout" means an amount equal to the difference of (1) the product of (x) the total number of Excess Options, multiplied by (y) Per Share Cash Value, minus (2) the aggregate exercise price for all of the Excess Options.

               (iii) In the event that the Company incurs out-of-pocket expenses in excess of $500,000 between the date of this Agreement and the Effective Time in connection with, relating to, or as a result of, any Acquisition Proposal (such excess amount, the "Excess Expense Amount"), then the Exchange Ratio shall be adjusted to equal that fraction (rounded to the nearest third decimal place) of a share of Parent Common Stock equal to the quotient of (A) the Expense Adjusted Share Amount, divided by (B) the total number of Company Closing Shares. "Expense Adjusted Share Amount" means an amount (rounded to the nearest second decimal place) equal to the quotient of (1) the difference of (x) the Total Merger Consideration Value (with the calculation of such amount to take into account any adjustment to the Exchange Ratio required by clause (i) and clause (ii) of this Section 2.1(c) but not any adjustment to the Exchange Ratio required by this clause (iii)) minus (B) the Excess Expense Amount, divided by
(B) the Average Closing Price.

          (d) Proxy Materials. The Company shall mail with the Proxy Statement to each person who is a holder of record of Company Common Stock on the record date for the Stockholders' Meeting:

               (i) a proxy card pursuant to which holders of Company Common Stock shall indicate whether they authorize the proxies designated therein to vote in favor of the approval of the Merger and this Agreement at the Stockholders' Meeting (a "Proxy Card"),

               (ii) with respect to holders of Company Common Stock whom Parent has determined in good faith may be offered and sold Parent Common Stock in exchange for their shares of Company Common Stock pursuant to an exemption from registration under the U.S. federal securities laws pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws or, in the case of non-U.S. holders of Company Common Stock, pursuant to regulations promulgated under the Securities Act and applicable securities laws of foreign jurisdictions ("Eligible Holders"):

                    (A) an investor questionnaire and election form substantially in the form attached hereto as Exhibit G (with such modifications thereto as are reasonably agreed upon by Parent and the Company) pursuant to which each Eligible Holder shall be able to elect to receive Stock Consideration, Cash Consideration or Mixed Consideration (an "Election"), and regardless of the type of Merger Consideration chosen, shall make certain representations regarding investor suitability and related matters set forth therein (an "Investor Questionnaire and Election Form"),

                    (B) appropriate transmittal materials and instructions for the surrender of Certificates and the transfer of Uncertificated Shares, in each case to be effective as of the Effective Time (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or irrevocable instructions to transfer the Uncertificated Shares to the Exchange Agent),

                    (C) a selling securityholder questionnaire to be used in compiling information for the registration statement to be filed by Parent pursuant to the Registration Rights Agreement,

                    (D) a joinder to the Registration Rights Agreement pursuant to which such holder agrees to be bound by the terms and conditions of the Registration Rights Agreement,

                    (E) a certificate of nonforeign status meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) (a "FIRPTA Affidavit") and

                    (F) an IRS Form W-9 (in the case of a U.S. person) or appropriate IRS Form W-8 (in the case of a non-U.S. person), or applicable substitute thereof, or instructions regarding where to obtain such forms (the materials described in clauses (i) and (ii)(A) through (ii)(F) collectively, the "Eligible Holder Election Materials"), and

               (iii) with respect to holders of Company Common Stock that are not Eligible Holders:

                    (A) appropriate transmittal materials and instructions for the surrender of Certificates and the transfer of Uncertificated Shares (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or irrevocable instructions to transfer the Eligible Holders Uncertificated Shares to the Exchange Agent),

                    (B) a FIRPTA Affidavit,

                    (C) an IRS Form W-9 (in the case of a U.S. person) or appropriate IRS Form W-8 (in the case of a non-U.S. person), or applicable substitute thereof, or instructions regarding where to obtain such forms (the materials described in clauses (i) and (iii)(A) through (iii)(C) collectively, the "Non-Eligible Holder Election Materials," and together with the Eligible Holder Election Materials, the "Election Materials").

          (e) Elections. For a record holder of Company Closing Shares to effect a valid Election to receive the Mixed Consideration or the Stock Consideration, such holder must:

               (i) be an Eligible Holder,

               (ii) have held such shares as of the record date for the Stockholders' Meeting,

               (iii) have held such shares continuously from the record date to the Effective Time, and

               (iv) have properly completed, signed and delivered to the Exchange Agent by the close of business on the last business day prior to the date on which the Stockholders' Meeting is held (the "Election Deadline") the Eligible Holder Election Materials with an election to receive Stock Consideration or Mixed Consideration, as applicable, in the Investor Questionnaire and Election Form.

     Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Materials have been properly completed, signed and submitted and to disregard immaterial defects in Election Materials. The decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in Election Materials submitted to the Exchange Agent. If an Eligible Holder's Eligible Holder Election Materials are not properly completed, signed and timely submitted and such defect is not waived by Parent, then a purported Election to receive Stock Consideration or Mixed Consideration therein shall be deemed to be of no force and effect and an Election to receive Cash Consideration shall be deemed to have been made with respect to the shares of Company Common Stock subject to such defective Eligible Holder Election Materials; provided, however, that, if Parent determines in its sole discretion (either prior to or after the Election Deadline) to contact any Eligible Holder that submitted defective Eligible Holder Election Materials (such that a purported Election therein to receive Stock Consideration or Mixed Consideration is invalid) in order cause such defective Eligible Holder Election Materials to be corrected, then the Company shall cooperate with Parent in contacting any such holder and, if any such defective Eligible Holder Election Materials are cured to the satisfaction of Parent in its sole discretion, then such Eligible Holder shall be deemed to have made a valid Election to receive Stock Consideration or Mixed Consideration, as applicable; and provided further that, if Parent determines in its sole discretion (either prior to or after the Election Deadline) to contact any Eligible Holder that submitted an Election to receive Cash Consideration, then the Company shall cooperate with Parent in contacting any such holder and, if any such holder replaces its previous Election with an Election to receive Stock Consideration or Mixed Consideration, then such Eligible Holder shall be deemed to have made a valid Election to receive Stock

Consideration or Mixed Consideration, as applicable. Each holder shall make the same Election with respect to all of such holder's shares of Company Common Stock. All Certificates so surrendered and all Uncertificated Shares subject to irrevocable instructions to transfer shall be subject to the exchange procedures set forth in Section 2.7. The Exchange Agent shall also make all computations contemplated by this Section 2.1 and all such computations shall be conclusive and binding on the holders of Company Common Stock absent manifest error. In the case of shares that are certificated, the Exchange Agent shall not accept guarantee of delivery of Certificates in lieu of physical delivery of Certificates. An Election may not be revoked, provided that Parent, in its sole discretion, may permit (i) an Election by an Eligible Holder to receive Cash Consideration to be revoked in exchange for an election to receive Stock Consideration or Mixed Consideration and (ii) an Election by an Eligible Holder to receive Mixed Consideration to be revoked in exchange for an Election to receive Stock Consideration. In the event that this Agreement is terminated pursuant to the provisions hereof and any Certificates have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Certificates shall be promptly returned without charge to the person submitting same and any irrevocable instructions to transfer, in the case of Uncertificated Shares, shall be deemed null and void.

          (f) Rounding Principles.

               (i) To the extent any calculation provided for in this Section
2.1 results in fractional numbers, then except as otherwise expressly provided for in this Section 2.1 and in Section 2.1(f)(ii), (A) all fractional dollar or cash amounts shall be rounded to the nearest three decimal places and (B) all fractional share amounts shall be rounded to the nearest four decimal places.

               (ii) To determine the amount of cash or the number of shares of Parent Common Stock that a holder of Company Closing Shares is entitled to receive with respect to such holder's Company Closing Shares pursuant to Section 2.1(b), the following rounding principles shall apply:

                    (A) the amount of cash each holder of Company Closing Shares shall be entitled to receive pursuant to Section 2.1(b)(i) shall be determined by aggregating the Per Share Cash Value for all Company Closing Shares held by such holder and rounding such aggregate amount to the nearest second decimal place;

                    (B) the number of shares of Parent Common Stock each holder of Company Closing Shares shall be entitled to receive pursuant to Section 2.1(b)(ii) shall be determined by aggregating the fractional shares of Parent Common Stock for all Company Closing Shares held by such holder and rounding such aggregate amount to the nearest third decimal place;

                    (C) the amount of cash each holder of Company Closing Shares shall be entitled to receive pursuant to Section 2.1(b)(iii) shall be determined by aggregating the cash amount determined pursuant to Section 2.1(b)(iii)(A) for all Company Closing Shares held by such holder and rounding such aggregate amount to the nearest second decimal place, and the number of shares of Parent Common Stock such holder of Company Closing Shares shall be entitled to receive pursuant to Section 2.1(b)(iii)(B) shall be determined by aggregating the fractional amount determined pursuant to Section 2.1(b)(iii)(B) for all Company Closing Shares held by such holder and rounding such aggregate amount to the nearest third decimal place; and

                    (D) the amount of cash each Accredited Cash Elector or Mixed Consideration Holder is entitled to receive pursuant to clause (y) of Section 2.1(b) shall be determined by aggregating the cash amount to be issued for all Company Closing Shares held by such Accredited Cash Elector or Mixed Consideration Holder and rounding such aggregate amount to the nearest second decimal place and the number of shares of Parent Common Stock to be received by each Accredited Cash Elector or Mixed Consideration Holder pursuant to clause
(y) shall be determined by aggregating the shares of Parent Common Stock to be received for all Company Closing Shares held by such Accredited Cash Elector or Mixed Consideration Holder and rounding such aggregate amount to the nearest third decimal place.

     2.2 Anti-Dilution Provisions.

          (a) In the event that Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend, or similar recapitalization with respect to such stock and if the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, stock combination or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted.

          (b) In the event that, prior to the Effective Time, Parent shall consummate a merger, consolidation, share exchange or other reorganization, or any other transaction with another person or entity pursuant to which the holders of Parent Common Stock receive or become entitled to receive securities, cash or other assets or any combination thereof, each holder of Company Closing Shares subject to a valid Election to receive Stock Consideration or Mixed Consideration shall be entitled to receive at the Effective Time for each Company Closing Share that would otherwise be converted into and exchanged for the right to receive Parent Common Stock, the amount of securities, cash or other assets that such holder would have received or become entitled to receive had such holder been the record holder of the number of shares of Parent Common Stock issuable to such holder of Company Common Stock pursuant to Section 2.1 had the Effective Time occurred immediately prior to the consummation of such transaction.

     2.3 Shares Held by Parent, the Company or Subsidiaries. Each of the shares of Company Common Stock held by Parent or any Subsidiary of Parent or the Company or any Subsidiary of the Company shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     2.4 Appraisal Shares. Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the approval of this Agreement and the Merger and is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the

Merger Consideration payable pursuant to Section 2.1(b), but instead such holder shall be entitled to payment of the fair value of such shares (the "Appraisal Shares") in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Cash Consideration with respect to such shares (without regard to Section 2.1(b)(y)). The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, any withdrawal of such a demand for appraisal and any other instrument delivered to the Company pursuant to Section 262, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

     2.5 Treatment of Stock Options and Restricted Stock. Each outstanding Company Option and share of Company Restricted Stock shall be treated as provided in Section 5.6.

     2.6 Fractional Shares.

          (a) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of the Certificates and the Uncertificated Shares, no dividend or distribution of Parent shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (b) In lieu of such fractional share interests, Parent shall either
(i) pay to each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Average Closing Price or (ii) instruct the Exchange Agent to follow the procedures set forth in Section 2.6(c).

          (c) If Parent shall have instructed the Exchange Agent to follow the procedures in this Section 2.6(c):

               (i) The Exchange Agent shall determine the excess of (A) the aggregate number of shares of Parent Common Stock that would be distributed to holders of the Certificates and the Uncertificated Shares pursuant to Section
2.1 if no effect were given to Section 2.6(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of the Certificates and the Uncertificated Shares pursuant to Section 2.1, taking into account the effect of Section 2.6(a) (such excess, the "Excess Shares").

               (ii) As soon as practicable after the Effective Time, the Exchange Agent shall sell the Excess Shares at then-prevailing prices on the NYSE, in the manner set forth below.

               (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. Until the proceeds of such sale or sales have been distributed to the holders of the Certificates and the Uncertificated Shares (or paid to Parent pursuant to Section 2.7(f)), the Exchange Agent shall hold such proceeds in trust for the holders of the Certificates and the Uncertificated Shares (the "Common Stock Trust"). The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of a Certificate or an Uncertificated Share shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest in the Parent Common Stock to which such holder of a Certificate or an Uncertificated Share is entitled and the denominator of which is the aggregate amount of fractional share interests in the Parent Common Stock to which all holders of the Certificates and the Uncertificated Shares are entitled. Parent shall comply with the provisions of Rule 236(c) under the Securities Act.

               (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates and the Uncertificated Shares in lieu of any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders of Certificates that have surrendered their Certificates or Uncertificated Shares, as the case may be, in accordance with Section 2.7.

     2.7 Exchange of Certificates.

          (a) As of the Effective Time, Parent shall deposit with Parent's transfer agent or such other bank or trust company designated by Parent and reasonably acceptable to the Company (provided that the Company agrees that Parent's transfer agent, Computershare Shareholder Services, Inc., is acceptable to the Company) (the "Exchange Agent") the Merger Consideration to be issued and paid in respect of certificates representing Company Closing Shares (the "Certificates") and uncertificated Company Closing Shares ("Uncertificated Shares") (the "Exchange Fund"); provided that in the event the number of shares of Parent Common Stock or the amount of cash to be delivered to a holder of Company Closing Shares as of the Effective Time shall be adjusted after the Effective Time pursuant to the provisions of this Article II, then such number of shares of Parent Common Stock and/or cash, as applicable, shall be delivered to the Exchange Agent promptly upon the determination of any such adjustment. From time to time as necessary, Parent shall deposit with the Exchange Agent cash to be paid in lieu of fractional shares as contemplated by Section 2.6 and any dividends or other distributions to which holders of Company Closing Shares are entitled pursuant to Section 2.7(d). The Exchange Fund shall not be used for any other purpose. As soon as reasonably practicable after the Effective Time but in no event later than five business days thereafter, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each Cash Consideration Holder that did not previously submit the appropriate Election Materials to the Exchange Agent: (i) appropriate transmittal materials and instructions for the surrender of Certificates (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), (ii) a FIRPTA Affidavit, and (iii) an IRS Form W-9 (in the case of a U.S. person) or appropriate IRS Form W-8 (in the case of a non-U.S. person), or applicable substitute thereof, or instructions regarding where to obtain such forms (unless the Exchange Agent already possesses such materials with respect to such holder); provided that, in the sole discretion of Parent, in the case of a Cash Consideration Holder that is an Eligible Holder that did not previously submit Eligible Holder Election Materials to the Exchange Agent, Parent may cause such holders to receive the Eligible Holder Election Materials and may permit such holders to elect to receive either Stock Consideration or Mixed Consideration if such Eligible Holder Election Materials are completed, executed and submitted to the Exchange Agent with an Election to receive Stock Consideration or Mixed Consideration within 30 days after the Effective Time. The Certificate or Certificates so delivered shall be duly endorsed as the Exchange Agent may reasonably require. The Exchange Agent shall not accept guarantee of delivery of Certificates in lieu of physical delivery of Certificates. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require, (iii) such processing fee as the Exchange Agent may reasonably require and (iv) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. For purposes of this Agreement, "business day" means any day that is not a Saturday or Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or Dallas, Texas.

          (b) Each holder of Company Closing Shares that have been converted into the right to receive the Merger Consideration shall be entitled promptly to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt by the Exchange Agent of a shipment control list from the Depository Trust Company (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Closing Shares represented by a Certificate or Uncertificated Share, together with all undelivered dividends or distributions in respect of such shares (without interest) pursuant to Section 2.7(d). The shares of Parent Common Stock issued as Merger Consideration shall be in uncertificated book-entry form unless such Parent Common Stock is issued in exchange for Certificates, in which case the holder will receive Parent Common Stock in certificated form unless such holder elects to receive book-entry shares.

          (c) Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to and will deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Closing Shares such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law, including any required withholding of excise taxes under Section 4999 of the Code. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Closing Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, and, with respect to any such withholdings that are compensation, shall not be treated as a dividend.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered or transferred for exchange in accordance with the provisions of Section 2.7(a), each Certificate or Uncertificated Share theretofore representing Company Closing Shares shall from and after the Effective Time represent for all purposes only the right to receive the applicable Merger Consideration in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate or Uncertificated Share until such holder surrenders such Certificate or transfers such Uncertificated Share for exchange as provided in
Section 2.7(a). If any portion of the Cash Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. No Mixed Consideration or Stock Consideration shall be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered as of the Effective Time. If, after the Effective Time, Certificates are presented or Uncertificated Shares are transferred to the Surviving Corporation for any reason other than to perfect statutory appraisal rights, they shall be canceled and exchanged as provided in this Section 2.7. Shares of Parent Common Stock held in the Exchange Fund, until their issuance in the Merger upon surrender of Certificates or transfer of Uncertificated Shares or until such shares are delivered to a public official or Parent as contemplated by Section 2.7(f), shall be deemed issued and outstanding shares of Parent Common Stock. In connection with any meeting of stockholders of Parent, the Exchange Agent shall be directed to cause such shares to be present and counted for purposes of determining the presence of a quorum, and the Exchange Agent shall be directed to cause such shares to be voted for, voted against, abstained and not voted in the same proportion as the shares of Parent Common Stock outstanding and not held in the Exchange Fund. From and after such time as any shares of Parent Common Stock held in the Exchange Fund are returned to the Company as contemplated by the last sentence of Section 2.7(f), such shares shall be deemed to be held in treasury and shall not be considered issued and outstanding shares of Parent Common Stock.

          (e) Any portion of the Exchange Fund and any cash in lieu of fractional shares of Parent Common Stock made available to the Exchange Agent that remain undistributed to the former stockholders of the Company on the first anniversary of the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore received the Merger Consideration and cash and other dividends or distributions to which they are entitled under this Article II shall thereafter look only to Parent, as a general creditor thereof, for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Parent Common Stock.

          (f) Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     2.8 Expiration of Company Rights. Immediately prior to the Effective Time, the rights to purchase Company Common Stock in accordance with the Company Rights Agreement (each, a "Company Right") shall expire as provided in the Rights Agreement Amendment.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows (such representations and warranties being deemed to be made as of the date hereof and as of the Closing) (in each case except as otherwise disclosed in Amendment No. 2 to Form S-1 filed by the Company with the SEC on April 6, 2006 (Registration No. 333-129504), or as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent on or prior to the date of this Agreement (the "Company Disclosure Schedule") (each reference to such disclosure schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains a reference to such disclosure schedule) to the extent a matter in such disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face)):

          (a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined herein) (i) is a corporation, limited liability company or partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation,
(ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (as defined herein). The Company has delivered or made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date, and correct and complete copies of its Subsidiaries' organizational documents, each as amended to date. All Subsidiaries of the Company and their respective ownership structure and their respective jurisdictions of incorporation, organization or formation are identified on Schedule 3.1(a) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries owns any equity interest in any general or limited partnership, corporation, limited liability company or other entity except as set forth in Schedule 3.1(a) of the Company Disclosure Schedule. The officers and directors of the Company, the members (and the membership interest held by each member), managers, officers and directors of each of Stroud Energy GP, LLC, a Delaware limited liability company ("Stroud GP"), and Stroud Energy Management GP, LLC, a Texas limited liability company ("Stroud Management"), and the officers, directors, managers and partners (and the partnership interest held by each partner) of Stroud Energy, Ltd., a Texas limited partnership ("Stroud Ltd."), are set forth in Schedule 3.1(a) of the Company Disclosure Schedule.

     As used in this Agreement: the term (i) "Company Material Adverse Effect" means any result, occurrence, condition, fact, change, violation, event or effect of any of the foregoing (whether or not (A) foreseeable as of the date of this Agreement or (B) covered by insurance) that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects (whether or not such result, occurrence, condition, fact, change, violation, event or effect has, during the period or at any time in question, manifested itself in the historical financial statements of the Company or any of its Subsidiaries), (w) is materially adverse to the historical or near-term or long-term financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole,
(x) would materially impair the ability of the Company to perform its obligations under this Agreement, (y) would materially impair the ability of the Company and its Subsidiaries to own, hold, develop or operate their assets and properties, or (z) would prevent the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any change in conditions affecting the oil and natural gas exploration and production industry constitute a Company Material Adverse Effect (except for any changes referred to in this proviso which, individually or in the aggregate, disproportionately affect the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole, as compared to other industry participants); and (ii) "Subsidiary" means, with respect to the Company or Parent, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

          (b) Capitalization; Compliance with Securities Laws.

               (i) As of the date hereof, the authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share, of the Company ("Company Preferred Stock"). As of the date of this Agreement: (A) 16,174,189 shares of Company Common Stock were issued and outstanding, including 748,618 shares subject to restrictions under the Company's Restricted Stock Plan; (B) no shares of Company Preferred Stock were issued and outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) 848,424 shares of Company Common Stock were subject to issuance under outstanding options or awards under the Company's 2005 Stock Incentive Plan, Restricted Stock Plan, and any other stock option, stock bonus, stock award, or stock purchase plan, program or arrangement of the Company or any of the Company's Subsidiaries or any predecessor thereof (collectively, "Company Stock Plans"); (E) 694,053 shares of Company Common Stock were reserved for issuance pursuant to awards that may be granted (other than currently outstanding awards) pursuant to the Company Stock Plans; (F) no shares of Company Common Stock were reserved for issuance upon exercise of Company Rights; and (G) no Voting Debt is issued and outstanding. The term "Voting Debt" means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. All issued shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. When shares subject to or reserved for issuance pursuant to the applicable Company Stock Plans are issued, such shares will be validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. Schedule 3.1(b) of the Company Disclosure Schedule lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any Subsidiary of the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company (and (1) the holder thereof, (2) the exercise, conversion, purchase, exchange or other similar price thereof and (3) whether such options, warrants or other rights are vested or unvested and the vesting schedule thereof) and all outstanding shares of Company Restricted Stock (and (1) the holder thereof and (2) the schedule for lapsing of forfeiture restrictions on such shares).

               (ii) Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid and nonassessable, are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right, and are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company free and clear of all liens, charges, encumbrances, claims and options of any nature.

               (iii) Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of the Company Disclosure Schedule, and except for changes since the date of this Agreement resulting from the exercise of stock options granted prior to the date of this Agreement pursuant to, or from issuances or purchases under, the Company Stock Plans, or as contemplated by this Agreement, there are outstanding: (A) no shares of capital stock, Voting Debt or other voting securities of the Company; (B) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Company or any Subsidiary of the Company; and
(C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

               (iv) Except for the Stock Voting Agreements, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger.

               (v) There are no restrictions on the Company to vote the stock of any of its Subsidiaries. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, there are no agreements requiring the Company or any Subsidiary of the Company to make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company.

               (vi) The Company and each of its Subsidiaries has complied with all federal and state securities laws with respect to the offer, sale and issuance of equity interests of the Company and each of its Subsidiaries, including: (A) the September 23, 2005 issuance of 9,740,058 shares of Company Common Stock to the equity holders of Stroud Oil Properties, Inc. and its operating subsidiaries, Stroud Energy Management, Ltd. and Stroud Energy, Ltd.;
(B) the September 23, 2005 issuance of 6,064,359 shares of Company Common Stock;
(C) the September 23, 2005 issuance of 66,000 shares of Company Restricted Stock to certain employees of the Company pursuant to the Company's Restricted Stock Plan, of which 10,000 shares have now been cancelled; (D) the October 18, 2005 issuance of 185,641 shares of Company Common Stock; (E) the October 26, 2005 issuance of 9,375 shares of Company Common Stock to certain members of the Company's board of directors pursuant to the Company's 2005 Stock Incentive Plan; (F) the December 29, 2005 issuance of 1,391 shares of Company Common Stock in connection with an employee of the Company exercising options to purchase shares of Company Common Stock; and (G) the March 6, 2006 issuance of 35,000 shares of Company Restricted Stock to an executive officer of the Company and the May 9, 2006 issuance of 82,365 shares of Company Restricted Stock to certain employees pursuant to the Company's Restricted Stock Plan. Schedule 3.1(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all the holders of record of Company Common Stock and the number of shares of Company Common Stock held of record and, to the knowledge of the Company, beneficially, by each holder. Each holder that acquired shares of Company Common Stock in the issuance described in clause (A) of this Section 3.1(b)(vi) executed and delivered to the Company a copy of the Combination Agreement by and among the Company, Stroud Oil Properties, Inc., Stroud Energy Management, Ltd., Stroud Energy, Ltd. and the equity holders identified therein, dated August 1, 2005. The Company has no reason to believe that the representations of each holder of Company Common Stock contained in such agreement were not true and correct as of the date made or are not true and correct as of the date hereof. The Company has made available to Parent copies of all duly executed purchaser's letters (the "Purchaser Letters") it received from each holder that acquired shares of Company Common Stock in the issuances described in clauses (B) and (D) of this

Section 3.1(b)(vi). The Company has no reason to believe that the representations of each holder of Company Common Stock contained in the Purchaser Letters were not true and correct as of the date made or are not true and correct as of the date hereof. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, no holder of Company Common Stock who acquired Company Common Stock in the transactions described in clauses (A) through (G) of this Section 3.1(b)(vi) has transferred record or, to the knowledge of the Company, beneficial ownership of the shares of Company Common Stock so acquired by such holder. For purposes of this Agreement, "knowledge" means, with respect to the Company, the actual knowledge of the officers listed on Schedule 3.1(b) of the Company Disclosure Schedule under the heading "Company Knowledge" and, with respect to Parent, the actual knowledge of the officers listed on Schedule 3.2(f) of the Parent Disclosure Schedule under the heading "Parent Knowledge."

          (c) Authority; No Violations; Consents and Approvals.

               (i) The Company has all requisite corporate power and authority to enter into this Agreement, the Stock Voting Agreements and the Rights Agreement Amendment and, subject, with respect to consummation of the Merger, to the Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Stock Voting Agreements and the Rights Agreement Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to the Stockholder Approval. This Agreement, the Stock Voting Agreements and the Rights Agreement Amendment have been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to the Stockholder Approval, this Agreement, the Stock Voting Agreements and the Rights Agreement Amendment constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Rights Agreement Amendment by the Company and the execution and delivery of the Stock Voting Agreements by the Company and its stockholders party thereto do not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company and its stockholders with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Certificate of Incorporation or Bylaws of the Company (each as amended to date) or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) below are duly and timely obtained or made and the Stockholder Approval has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges, encumbrances or detriments that, individually or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Stock Voting Agreements and the Rights Agreement Amendment by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of the Certificate of Merger for the Merger with the Secretary of State of the State of Delaware; (B) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; (C) such governmental or tribal consents, qualifications or filings as are customarily obtained or made in connection with the transfer of interests or the change of control of ownership in oil and gas properties; and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          (d) Absence of Certain Changes or Events. Except as set forth on
Schedule 3.1(d) in the Company Disclosure Schedule or as disclosed in, or reflected in the Company Financial Statements (defined below) or except as contemplated by this Agreement, since December 31, 2005, the Company has conducted its business only in the Ordinary Course of Business, and there has not been: (i) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and its Subsidiaries; (ii) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a) hereof (other than (A) subclauses (xxv) and (xxvi) of Section 4.1(a) and (B) with respect to subclauses (xvii), (xix) and (xxiii), as disclosed in Schedule 3.1(z) of the Company Disclosure Schedule); or (iii) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the Ordinary Course of Business) that has resulted in or could reasonably be expected to result in a Company Material Adverse Effect.

          (e) Financial Statements; No Undisclosed Liabilities.

               (i) The Company has delivered or made available to Parent copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005, 2004 and 2003 (such December 31, 2005 balance sheet being referred to as the "Company Balance Sheet"), together with the audited consolidated statements of operations, cash flows and stockholders' equity for the years then ended (including the notes thereto), accompanied by the report thereon of PricewaterhouseCoopers LLP, independent registered public accountants (such audited consolidated financial statements and the notes thereto collectively being referred to as the "Company Financial Statements"). The Company Financial Statements were prepared from the books and records of the Company and its Subsidiaries, complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission ("SEC") with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with applicable requirements of GAAP the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

               (ii) Except as set forth on Schedule 3.1(e) of the Company Disclosure Schedule, as of the date hereof, there is no liability or obligation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of the Company or any of its Subsidiaries other than:
(A) liabilities adequately reflected or reserved against on the Company Balance Sheet; (B) liabilities incurred in the Ordinary Course of Business consistent with past practice since December 31, 2005; and (C) any other liabilities that, taken as a whole, do not exceed $100,000 in the aggregate. The aggregate amount of indebtedness of the Company and its Subsidiaries outstanding as of May 8, 2006, under the Senior Secured Revolving Credit Agreement by and among Stroud Energy, Ltd., J.P. Morgan Securities Inc., as Lead Arranger and Book Manager, JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent, BNP Paribas, as Syndication Agent, and the financial institutions party thereto, dated March 2, 2006, is $93,000,000 plus accrued interest that is not yet payable (the "Company Credit Facility").

          (f) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of: (i) the Certificate of Incorporation or Bylaws of the Company (each as amended to date) or the comparable charter or organizational documents of any of its Subsidiaries; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound; or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations that, individually or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect.

          (g) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where any failure so to hold could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where any failure so to comply could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 3.1(a) is made with respect to Taxes, ERISA matters or Environmental Laws, which are covered exclusively by the provisions set forth in Sections 3.1(i), (j) and (m). As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company as of the date hereof, threatened, other than those the outcome of which could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          (h) Litigation. Except as set forth on Schedule 3.1(h) of the Company Disclosure Schedule, as of the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of Company ("Company Litigation"), and the Company has no knowledge of any facts that are likely to give rise to any Company Litigation, that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company that, individually or in the aggregate, could reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 3.1(h) is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 3.1(m).

          (i) Taxes. Except as set forth on Schedule 3.1(i) of the Company Disclosure Schedule:

               (i) Each of the Company, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which the Company or any of its Subsidiaries is or was a member (a "Company Group") has
(A) duly filed on a timely basis (taking into account any extensions) all material Tax Returns (as hereinafter defined) required to be filed or sent by or with respect to it and all such Tax Returns are true, correct and complete in all material respects, (B) duly paid or deposited on a timely basis all material Taxes (as hereinafter defined) that are shown to be due and payable on or with respect to such Tax Returns, and all material Taxes that are otherwise due and payable for which the Company or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes that are required to be withheld from payments to employees, independent contractors, creditors, stockholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

               (ii) The Company has previously made available to Parent true, correct and complete copies of (A) all income and other material Tax Returns filed by or on behalf of the Company, any Subsidiary of the Company and any Company Group for all completed Tax years that remain open for audit or review by the relevant taxing authority and (B) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements and any similar documents or communications sent or received by or on behalf of the Company, any Subsidiary of the Company or any Company Group relating to Taxes. No unresolved audits or other administrative proceedings or court proceedings are pending, or to the knowledge of the Company, threatened, with regard to any Taxes for which the Company or any of its Subsidiaries would be liable, and no unpaid material deficiency for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) against the Company or any of its Subsidiaries by any taxing authority with respect to any period. All material Hedging transactions entered into by the Company and its Subsidiaries have been properly identified for federal income tax purposes. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary of the Company, as the case may be, is or may be subject to Tax in that jurisdiction.

               (iii) Neither the Company nor any of its Subsidiaries has executed or entered into with the Internal Revenue Service ("IRS") or any taxing authority (A) any unexpired agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which the Company or any of its Subsidiaries would be liable or the filing of any Tax Return required to be filed by the Company or any of its Subsidiaries or
(B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits, for the Company or any of its Subsidiaries for any taxable period ending after the Closing Date. Neither the Company nor any Subsidiary of the Company is subject to any private letter ruling of the IRS or comparable ruling of other tax authorities that will be binding on the Company or any Subsidiary of the Company with respect to any period following the Closing Date. Neither the Company nor any Subsidiary of the Company has granted any power of attorney, which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

               (iv) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, indemnity or allocation agreement or similar agreement, arrangement or practice. Neither the Company nor any Subsidiary of the Company has been a member of a Company Group other than a Company Group of which the Company was the common parent. Neither the Company nor any of its Subsidiaries has any liability for Taxes of another person or entity (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6, any similar provision of state and local law, as a transferee, by contract, or otherwise.

               (v) There are no requests for rulings or outstanding subpoenas from any taxing authority for information with respect to Taxes of the Company or any of its Subsidiaries and no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or any of its Subsidiaries have been proposed in written form.

               (vi) Neither the Company nor any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries. Neither the IRS nor any other taxing authority has proposed in writing, and neither the Company nor any of its Subsidiaries is otherwise required to make, any such adjustment or change in accounting method.

               (vii) No property of the Company nor any of its Subsidiaries is held in an arrangement that could be classified as a partnership for Tax purposes, and neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of the Company or any of its Subsidiaries.

               (viii) Neither the Company nor any of its Subsidiaries will be required to include any amount in income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any taxing authority with respect to any such taxable period. Neither the Company nor any Subsidiary of the Company will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or otherwise.

               (ix) There are no material excess loss accounts or deferred intercompany transactions between the Company and/or any of its Subsidiaries within the meaning of Treasury Regulation Section 1.1502-19 or 1.1502-13, respectively.

               (x) Neither the Company nor any Subsidiary of the Company has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code.

               (xi) None of the Company, its Subsidiaries or any affiliated, consolidated, combined, unitary or similar group of which any of the Company or its Subsidiaries is or was a member has participated, directly or indirectly, in any (A) reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) or (B) Tax shelter required to be registered under Section 6111 of the Code. The Company and each Subsidiary of the Company has disclosed on its federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

               (xii) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under

Sections 162(m), 280G (determined without regard to the exceptions contained in Section 280G(b)(4) and 280G(b)(6)), 404 or 409A of the Code.

     For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes") means:(i) any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated or consolidated group, or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period; and (iii) liability with respect to the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

     "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any Company Group Tax Return in which the Company or any of its Subsidiaries is included and any Parent Group Tax Return in which the Parent or any of its Subsidiaries is included, as the case may be.

          (j) Employee Benefit Plans; ERISA. Except as otherwise provided in this Agreement or set forth on Schedule 3.1(j) of the Company Disclosure
Schedule:

               (i) There are no Company Employee Benefit Plans established, maintained, contributed to or required to be contributed to, by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c), (m) or (o) of the Code ("Company ERISA Affiliates"), and there are no Company Employee Pension Benefit Plans which the Company or any Company ERISA Affiliate has established, maintained, contributed to, or been required to contribute to, within six years prior to the Effective Time. As used in this Agreement, "Company Employee Benefit Plan" means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any Subsidiaries of the Company or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("Company Employee Welfare Benefit Plan"), any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) ("Company Employee Pension Benefit Plan") and any other pension, profit sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, equity compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life or other insurance, long or short-term disability, change of control, material fringe benefit or any other similar plan, program or policy.

               (ii) With respect to each Company Employee Benefit Plan, the Company has provided Parent with a true, correct and complete copy of: (A) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts and insurance contracts) and all amendments thereto; (B) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (C) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (D) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, or if an application for a determination letter is pending, the application with all attachments; (E) all notices given to such Company Employee Benefit Plan, the Company or any Company ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other governmental agency relating to such Company Employee Benefit Plan; and
(F) a written description of each oral Company Employee Benefit Plan.

               (iii) Each Company Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code ("Qualified Company Employee Benefit Plan"), has received a favorable determination letter from the IRS that has not been revoked or is a prototype plan subject to an IRS opinion letter, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. Any favorable determination letters referenced in this
Section 3.1(j)(iii) cover "GUST" as defined in footnote 2 of IRS Notice 2003-49. Each Qualified Company Employee Benefit Plan has timely made "good faith" amendments to comply with the Economic Growth and Tax Reconciliation Relief Act of 2001 as required by IRS Notice 2001-42. The trusts established under the Qualified Company Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code and any potential excise taxes.

               (iv) The Company has (A) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that are required to be filed and (B) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other material fees, interest, penalties and assessments that are payable by or for the Company and its Subsidiaries relating to the Company Employee Benefits Plans have been timely reported, fully paid and discharged. There are no material unpaid fees, penalties, interest or assessments due from the Company or, to the knowledge of the Company, from any other person or entity relative to any Company Employee Benefit Plan. The Company and its Subsidiaries have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations with respect to the Company Employee Benefit Plans, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

               (v) The funding, if any, under each Company Employee Welfare Benefit Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. The Company and its Subsidiaries are not subject to taxation on the income of any Company Employee Welfare Benefit Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code. All Company Employee Welfare Benefit Plans required to comply with the health care continuation coverage ("COBRA") provisions of ERISA and the Code have complied with such requirements in all material respects.

               (vi) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions. All contributions required to be made to any Company Employee Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Company's financial statements. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

               (vii) The Company and its Subsidiaries have complied, and are now in compliance with, in all material respects, all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan which could reasonably be expected to result in any material liability, and, to the knowledge of the Company or any of its Subsidiaries, (A) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (B) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Employee Benefit Plan.

               (viii) Neither the Company nor any entity that is or has been a Company ERISA Affiliate within the six years preceding the date of this Agreement has, within the six year period preceding the date of this Agreement sponsored, maintained, or contributed to any employee benefit plan subject to Title IV of ERISA. No Company Employee Welfare Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

               (ix) The Company and its Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.

               (x) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (A) entitle any current or former employee, independent contractor, director or officer of the Company or its Subsidiaries to severance pay, any change in control payment or any other material payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, change the form or method of payment or increase the amount of compensation due, any such employee, independent contractor, director or officer, or (C) entitle any such employee, independent contractor, director or officer to any gross up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any Subsidiary of the Company has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (A), (B) or (C) of this Section 3.1(j)(x) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement.

               (xi) As of the date of this Agreement, there are no suits, actions, proceedings, investigations, claims or orders pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary of the Company or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims in the Ordinary Course of Business). As of the date of this Agreement, no Company Employee Benefit Plan is subject to any ongoing audit, investigation or other administrative proceeding of any governmental entity, and no Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the IRS or the Department of Labor.

               (xii) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

               (xiii) Neither the Company nor any Company ERISA Affiliate has a formal plan, commitment or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Company Employee Benefit Plan or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. To the knowledge of the Company, no events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

               (xiv) None of the assets of any Company Employee Pension Benefit Plan include "qualifying employer securities" or "qualifying employer real property" within the meaning of Section 407(d) of ERISA.

               (xv) As used in this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

               (xvi) Each Company Employee Benefit Plan that is a "group health plan," as defined in Section 607(1) of ERISA, Section 5001(b)(1) of the Code or 45 C.F.R. 160.103, has been operated at all times in material compliance with the provisions of COBRA, HIPAA and any applicable, similar state law. As used in this Agreement, "HIPAA" means the provisions of ERISA and the Code enacted by the Health Insurance Portability and Accountability Act of 1996, including any regulations thereunder, and the regulations promulgated by the United States Department of Health and Human Services as set forth in 45 C.F.R. Parts 160, 162, and 164.

               (xvii) Each Company Employee Pension Benefit Plan that is not qualified under Section 401(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of the Company are allocated to or held in a "rabbi trust" or similar vehicle with respect to any such plan.

          (k) Labor Matters.

               (i) Except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule:

                    (A) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

                    (B) As of the date hereof, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that, individually or in the aggregate, constitutes, or could reasonably be expected to result in, a Company Material Adverse Effect.

                    (C) There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that constitutes, or could reasonably be expected to result in, a Company Material Adverse Effect.

                    (D) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries that constitutes, or could reasonably be expected to result in, a Company Material Adverse Effect.

                    (E) The Company and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not constitute and could not reasonably be expected to result in, a Company Material Adverse Effect.

                    (F) As of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to (1) the Certificate of Incorporation or Bylaws of the Company (each as amended to date) or any provision of the comparable charter or other organizational documents of any of its Subsidiaries,
(2) any indemnification agreement to which the Company or any Subsidiary of the Company is a party or (3) applicable law, in each case under clauses (1), (2) and (3) that constitutes, or could reasonably be expected to result in, a Company Material Adverse Effect.

                    (G) There are no non-competition or confidentiality agreements between the Company and any of its employees that may interfere with the employees' ability to perform their duties for Parent or the Surviving Corporation. There are no agreements, labor practices, policies or procedures, or other representations, whether written or oral, that have been made by the Company to the employees of the Company that commit Parent or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing. The Company is not a party to any agreements or arrangements or subject to any requirement that in any manner requires or may require Parent or the Surviving Corporation to hire any person as an employee or consultant or restrict Parent or the Surviving Corporation from relocating, consolidating, merging or closing, in whole or in part, any portions of the Company's business, subject to requirements imposed by applicable law.

                    (H) All employees of the Company are lawfully authorized to work in the United States according to federal immigration laws.

               (ii) Schedule 3.1(k) of the Company Disclosure Schedule sets forth the name of each employee employed by the Company and its Subsidiaries as of May 8, 2006, and each such employee's date of birth, date of hire, employment classification or position and level of compensation.

          (l) Property. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule:

               (i) The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs, domain names and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the "Company Intangible Property"), except where the failure to possess or have adequate rights to use such properties could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. All of the Company Intangible Property is owned or licensed by the Company or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Company Intangible Property which forfeiture could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, domain name, copyright or any pending application therefor of any other person. There have been no claims made and neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that
(A) any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other person or (B) any of the Company Intangible Property has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property, except, in the case of clauses (A) and (B) of this Section 3.1(l)(i), for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect.

               (ii) All material items of operating equipment owned or leased by the Company and its Subsidiaries (A) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (B) are adequate, together with all other properties of the Company and its Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts. Except for goods, Hydrocarbons and other property sold, used or otherwise disposed of since January 1, 2006 in the Ordinary Course of Business, the Company and its Subsidiaries have Acceptable Title and Defensible Title to all of the Stroud Oil and Gas Interests listed in the Company Reserve Reports and have good, marketable, and Defensible Title to all other properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet as owned by the Company and its Subsidiaries. The leases and other agreements pursuant to which the Company and its Subsidiaries lease or otherwise acquire or obtain ownership or operating rights affecting any real or personal property given value in the Company Reserve Reports are in good standing, valid and effective, and the rentals or other payments due by the Company or any Subsidiary of the Company to any lessor of any such oil and gas leases have been properly paid in all material respects.

          (m) Environmental Matters.

     For purposes of this Agreement:

               (i) "Environmental Laws" means all federal, state and local laws (including common law), rules, regulations, ordinances, orders and decrees of any Governmental Entity now in existence relating to pollution or the protection of human health, safety or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

               (ii) "Hazardous Materials" means (x) any petroleum or petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls,
(y) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates.

               (iii) "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

               (iv) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to: (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (C) perform pre remedial studies and investigations or post remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

     Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule:

               (i) The operations of the Company and its Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Company Material Adverse Effect.

               (ii) The Company and its Subsidiaries have obtained and will maintain all permits, licenses and registrations, or applications relating thereto, and have made and will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which could not reasonably be expected to result in a Company Material Adverse Effect.

               (iii) The Company and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which could not reasonably be expected to result in a Company Material Adverse Effect.

               (iv) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability could reasonably be expected to result in a Company Material Adverse Effect.

               (v) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on site or off site) or employee or third party exposure to Hazardous Materials that could reasonably be expected to result in a Company Material Adverse Effect.

               (vi) The operations of the Company or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Company Material Adverse Effect.

               (vii) To the knowledge of the Company, there is not now on or in any property of the Company or its Subsidiaries or any property for which the Company or its Subsidiaries is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on site disposal of Hazardous Material, any of which ((A) or (B) preceding) could reasonably be expected to result in a Company Material Adverse Effect.

          (n) Insurance. Schedule 3.1(n) of the Company Disclosure Schedule sets forth an insurance schedule of the Company's and each of its Subsidiaries' directors' and officers' liability insurance, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. As of the date of this Agreement, all such insurance policies are in full force and effect and all related premiums have been paid to date. As of the Closing Date, all such insurance policies (or comparable replacement policies) shall be in full force and effect and all related premiums shall have been paid to date. There is no material claim by the Company or any of its Subsidiaries pending under any of the Company's or its Subsidiaries' insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Neither the Company nor any of its Subsidiaries has received any notice, which remains outstanding, of cancellation or termination with respect to any material insurance policy.

          (o) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Raymond James & Associates, Inc. addressed to such Board to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. The Company has provided a copy of such opinion to Parent.

          (p) Board Recommendation; Company Action; Vote Required. The Board of Directors of the Company has, by resolutions duly adopted by the directors and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company, (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby, (iii) directed that the Merger and this Agreement be submitted for consideration by the stockholders of the Company at a meeting of the Company's stockholders and (iv) recommended that the stockholders of the Company approve the Merger and this Agreement (provided that any change in or modification or rescission of such recommendation by the Board of Directors of the Company in accordance with
Section 4.2(d) or Section 5.5(b) shall not be a breach of the representation in this clause (iv)). The directors of the Company have advised the Company that, as of the date hereof, they intend to vote or cause to be voted all of the shares of Company Common Stock beneficially owned by them and their affiliates in favor of approval of the Merger and this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger and this Agreement and the transactions contemplated hereby in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company (the "Stockholder Approval"). Other than the Stockholder Approval, no vote of the holders of any class or series of Company capital stock is necessary to approve the Merger and this Agreement and the transactions contemplated hereby. No "fair price," "moratorium," "control share acquisition" or other antitakeover statute or similar statute or regulation or any anti-takeover provision in the Company's Certificate of Incorporation or Bylaws applies or purports to apply to the Company Common Stock, this Agreement, the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 203 of the DGCL or the Company's Certificate of Incorporation) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

          (q) Related Party Transactions. Except as set forth in Schedule 3.1(q) of the Company Disclosure Schedule, to the knowledge of the Company, since January 1, 2005, no stockholder nor any officer or director of the Company or any of its Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries. No stockholder, officer or director of the Company or any of its Subsidiaries (i) to the knowledge of the Company, has any claim, charge, action or cause of action against the Company or any of its Subsidiaries, except for claims for accrued vacation pay or accrued benefits under any Company Employee Benefit Plan existing on the date hereof, (ii) to the knowledge of the Company, has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any stockholder owning more than 1% of the outstanding Company Common Stock or any officer or director of the Company or any of its Subsidiaries is a partner or stockholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity),
(iii) is indebted or otherwise owes any money to the Company or any of its Subsidiaries or (iv) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business or operations of the Company or any of its Subsidiaries.

          (r) Beneficial Ownership of Parent Common Stock. As of the date hereof, neither the Company nor any of its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding Parent Common Stock or any of Parent's outstanding debt securities.

          (s) Brokers. Except for the fees and expenses payable to Raymond James & Associates, Inc., which fees are reflected in its engagement letter with the Company (a copy of which has been delivered to Parent), no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (t) Amendment to Rights Agreement.

               (i) The Board of Directors of the Company, by execution of the Rights Agreement Amendment, has taken all necessary action to amend the Company Rights Agreement so that none of the execution and delivery of this Agreement, the conversion of shares of Company Common Stock into the right to receive the Merger Consideration in accordance with Article II of this Agreement and the consummation of the Merger or any other transaction contemplated hereby will cause: (A) the Company Rights to become exercisable under the Company Rights Agreement; (B) Parent or any of its Subsidiaries to be deemed an "Acquiring Person" (as defined in the Company Rights Agreement); (C) a "Shares Acquisition Date" (as defined in the Company Rights Agreement) to occur upon any such event; or (D) a "Distribution Date" (as defined in the Company Rights Agreement) to occur upon any such event.

               (ii) As of the date of this Agreement, the Company Rights have not separated from Company Common Stock and no distribution of Right Certificates (as defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

               (iii) The Company has taken all necessary action with respect to all of the outstanding Company Rights so that, as of immediately prior to the Effective Time, (A) neither the Company, Parent nor the Surviving Corporation will have any obligations under the Company Rights or the Company Rights Agreement, (B) the holders of the Company Rights will have no rights under the Company Rights or the Rights Agreement, and (C) the Company Rights will expire.

          (u) Controls and Procedures; Corporate Governance. Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that: (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has made available to Parent a summary of (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, (B) any material weaknesses in the Company's internal controls, and (C) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

          (v) Governmental Regulation. Neither the Company nor any of the Subsidiaries of the Company is subject to regulation under the Federal Power Act, the Interstate

Commerce Act or the Investment Company Act of 1940 (including the rules and regulations promulgated under all of the foregoing) or under any state public utilities laws.

          (w) Reserve Reports. The Company has furnished to Parent the Company's estimate of the Company's and the Company's Subsidiaries' natural gas and oil reserves as of December 31, 2005, audited by Cawley, Gillespie & Associates, Inc. (the "Company Reserve Reports"). As concerns the Company Reserve Reports,
(i) all factual, non-interpretive data on which the Company Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Reports was true and correct in all material respects at the time of delivery and (ii) the estimates of proved reserves used by the Company in connection with the preparation of the Company Reserve Reports and provided by the Company to Cawley, Gillespie & Associates, Inc. in connection with its audit of the Company Reserve Reports are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC. The Company has no knowledge of any material errors in such underlying factual information supplied to Cawley, Gillespie & Associates, Inc. for purposes of preparing such report and the conclusions in such report are not in any material way unreasonable when compared with the Company's own evaluation of the properties included in such report as of December 31, 2005 taken as a whole. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, to the knowledge of the Company there has been no material adverse change with respect to the matters addressed in the Company Reserve Reports. Set forth in Schedule 3.1(w) of the Company Disclosure Schedule is a list of all material oil and gas properties that were included in the Company Reserve Report that have been disposed of prior to the date of this Agreement.

          (x) Hedging. Schedule 3.1(x) of the Company Disclosure Schedules sets forth all Hedging positions of the Company and its Subsidiaries in place as of the date hereof (including those entered into in contemplation of this Agreement). "Hedge" means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination or any of these transactions, including collateralized mortgage obligations or other similar instruments or transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

          (y) Natural Gas Act. Except as set forth on Schedule 3.2(y) of the Company Disclosure Schedule, any gas gathering system constituting a part of the properties of the Company or its Subsidiaries has as its primary function the provision of natural gas gathering services, as the term "gathering" is interpreted under Section 1(b) of the Natural Gas Act (the "NGA"); none of the properties have been or are certificated by the Federal Energy Regulatory Commission (the "FERC") under Section 7(c) of the NGA or to the knowledge of the Company are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

          (z) Certain Contracts and Arrangements.

               (i) Except for Contracts listed on Schedule 3.1(z) of the Company Disclosure Schedule, the Company is not a party to or bound by or otherwise subject to any oral or written contract, lease, license, indenture, bond, note, franchise or other agreement (each, a "Contract") of the following nature (collectively, the "Company Contracts"):

                    (A) any Contract that restricts the Company or any of its affiliates from competing in any line of business or with any person in any geographical area;

                    (B) any Contract that contains a "change in control" or similar provision pursuant to which the execution and delivery of this Agreement, or the consummation of the Merger or execution of the Stock Voting Agreements would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit;

                    (C) any Contract concerning a partnership or joint venture;

                    (D) any employment agreement, severance agreement or consulting agreement;

                    (E) any Contract containing covenants purporting to limit the freedom of the Company or any of its Subsidiaries to hire an individual or group of individuals;

                    (F) any Contract providing for "earn-outs", or other contingent payments by the Company or any of the Company's Subsidiaries;

                    (G) confidentiality or standstill agreements with any person that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions by the Company or its Subsidiaries entered into in connection with the consideration by the Company or any of its Subsidiaries of any acquisition of equity interests or assets; and

                    (H) any Contract in favor of directors or officers that provide rights to indemnification.

               (ii) Each Company Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect, the Company is not in breach or default under any Company Contract nor has the Company received any notice, whether written or oral, that it is in breach or default and, to the knowledge of the Company, no other party to any Company Contract is in breach or default thereunder.

               (iii) Neither the Company nor any of its Subsidiaries has received from any other party to a Company Contract any notice, whether written or oral, of (A) termination or intention to terminate any Company Contract or
(B) any consent to the transactions contemplated by this Agreement being required under any Company Contract. No event has occurred that (with or without notice or lapse of time or both) violates in any material respect, conflicts in any material respect with, results in any material violation or breach of or default under, gives rise to a right of termination, cancellation, amendment, modification, payment or acceleration of any obligation, a right to impose any fine or penalty, a right to purchase or foreclose upon any assets or equity interests of the Company or the loss of a material benefit under, or results in the creation of any lien or other encumbrance on any of the properties and assets of the Company and its Subsidiaries under any Company Contract.

               (iv) Schedule 3.1(z) of the Company Disclosure Schedule identifies, as to each such Company Contract listed thereon, (A) whether the consent, waiver or approval of any other party thereto is required, (B) whether notice must be provided to any party thereto (and the length of such notice),
(C) whether any payments are required (and the amount of such payments), in each case in order for such Contract to continue in full force and effect upon the consummation of the Merger and the other transactions contemplated hereby, and
(D) whether such Contract can be canceled by any other party thereto without liability to such other party due to the consummation of the Merger and the other transactions contemplated hereby. A complete copy of each written Company Contract and a description of each oral Company Contract set forth on Schedule 3.1(z) of the Company Disclosure Schedule has been provided to Parent prior to the date of this Agreement.

               (v) Except as otherwise disclosed in Schedule 3.1(z) of the Company Disclosure Schedule:

                    (A) none of the Hydrocarbon Sales Agreements has required since December 31, 2005, or will require as of or after the Closing Date, the Company or its Subsidiaries to have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the price that would have been, or would be, received pursuant to any arm's-length contract for a comparable term with an unaffiliated third-party purchaser;

                    (B) to the Company's knowledge, there have been no claims received by the Company or any of its Subsidiaries from, and there have been no claims made by, any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Sales Agreements, and the Company and its Subsidiaries have not made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Sales Agreements;

                    (C) to the Company's knowledge, payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) materially in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;

                    (D) to the Company's knowledge, no purchaser under any Hydrocarbon Sales Agreement has notified the Company or any of its Subsidiaries of its intent to cancel, terminate or renegotiate any Hydrocarbon Sales Agreement or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise;

                    (E) neither the Company nor any of its Subsidiaries is obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment arrangement, a "take-or-pay" or similar provision, a production payment or any other arrangements to deliver Hydrocarbons produced from a Stroud Oil and Gas Interest at some future time without then or thereafter receiving payment therefor;

                    (F) Schedule 3.1(z) of the Company Disclosure Schedule contains a true and correct calculation of the Stroud Companies' gas balancing positions with respect to all of the Stroud Oil and Gas Interests as of the dates shown therein; and

                    (G) true and complete copies of all Hydrocarbon Contracts have been provided to or made available to Parent.

          (aa) Oil and Gas Operations. To the Company's knowledge, and except as set forth in Schedule 3.1(aa) of the Company Disclosure Schedule:

               (i) none of the Company or any of its Subsidiaries have received notice or claim that any of the Stroud Wells are being overproduced and there are no well bore imbalances such that they are subject or liable to being shut-in or to any overproduction penalty;

               (ii) the Company and its Subsidiaries have not received any deficiency payment under any Hydrocarbon Sales Agreement for which any person or entity has a right to take deficiency gas from the Company or any of its Subsidiaries;

               (iii) the Company and its Subsidiaries have not received any payment for production which is subject to refund or recoupment out of future production;

               (iv) none of the Company or any of its Subsidiaries have received notice or claim that there has been any changes proposed in the production allowables for any Stroud Wells;

               (v) each of the Stroud Wells has been drilled and (if completed) completed, operated and produced, and none of the Company or any of its Subsidiaries have received notice or claim that any of the Stroud Wells are not being drilled or (if completed) completed, operated, and produced, in accordance with good oil and gas field practices and in material compliance with (A) applicable Oil and Gas Leases and other Company Contracts and (B) applicable laws, rules, regulations and permits;

               (vi) all wells operated by the Company or any of its Subsidiaries that have been plugged and abandoned by the Company or any of its Subsidiaries have been so plugged and abandoned in all material respects in accordance with all applicable laws, rules, and regulations and good oil and gas industry practices;

               (vii) proceeds from the sale of Hydrocarbons produced from and attributable to the Stroud Oil and Gas Interests are being received by the Company and its Subsidiaries in a reasonably timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, of less than $10,000 and held in suspense in the Ordinary Course of Business);

               (viii) no person or entity has any call on, option to purchase or similar rights with respect to the Stroud Oil and Gas Interests or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, to the knowledge of the Company, the Company and its Subsidiaries will have the right to market production from the Stroud Oil and Gas Interests on terms no less favorable than the terms upon which it is currently marketing such production;

               (ix) all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Stroud Oil and Gas Interests have been properly and correctly paid or provided for by the Company and its Subsidiaries in all material respects in accordance with the terms and conditions of the applicable Oil and Gas Leases or other applicable Company Contracts (except for those for which the Company and its Subsidiaries have a valid right to suspend) and all deductions from such production proceeds have been deducted in material compliance with the terms and conditions of the applicable Oil and Gas Leases, other Company Contracts and applicable law; and

               (x) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations and orders applicable to the Stroud Oil and Gas Interests to the extent pertaining to escheatment.

          (bb) Hart-Scott-Rodino. The fair market value of (i) the reserves of oil, natural gas, shale or tar sands, (ii) the rights of reserves of oil, natural gas, shales or tar sands, and (iii) associated exploration and production assets (as defined at 16 C.F.R. 802.3), held by the Company and its Subsidiaries as of the date hereof and immediately prior to the Effective Time shall not exceed $500 million. The aggregate fair market value of all other assets held by the Company and its Subsidiaries as of the date hereof and immediately prior to the Effective Time shall not exceed $56.7 million.

     3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (such representations and warranties being deemed to be made as of the date hereof and as of the Closing) (in each case except as otherwise disclosed in the Parent SEC Documents or as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by Parent to the Company on or prior to the date of this Agreement (the "Parent Disclosure Schedule") (each reference to such disclosure schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether or not such representation or warranty contains a reference to such disclosure schedule) to the extent a matter in such disclosure schedule is disclosed in such a way as to make its relevance to the information called for by such other representation or warranty readily apparent on its face)):

          (a) Organization, Standing and Power. Each of Parent, Merger Sub and its Significant Subsidiaries (as defined herein) is a corporation, limited liability company or partnership duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure so to be qualified and licensed could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Parent has heretofore delivered or made available to the Company complete and correct copies of its Restated Certificate of Incorporation and Bylaws, each as amended to date, and complete and correct copies of the Certificate of Incorporation and Bylaws of Merger Sub. "Significant Subsidiary" means any Subsidiary of Parent that would constitute a Significant Subsidiary of Parent within the meaning of Rule 1.02 of Regulation S-X of the SEC.

     As used in this Agreement, "Parent Material Adverse Effect" means any result, occurrence, condition, fact, change, violation, event or effect of any of the foregoing (whether or not (i) foreseeable as of the date of this Agreement or (ii) covered by insurance) that, individually or in the aggregate with such other results, occurrences, conditions, facts, changes, violations, events or effects (whether or not such result, occurrence, condition, fact, change, violation, event or effect has, during the period or at any time in question, manifested itself in the historical financial statements of Parent or any of its Subsidiaries), (A) is materially adverse to the historical or near-term or long-term financial condition, properties, business or results of operations of Parent and its Subsidiaries taken as a whole, (B) would materially impair the ability of Parent to perform its obligations under this Agreement,
(C) would materially impair the ability of Parent and its Subsidiaries to own, hold, develop or operate their assets and properties, or (D) would prevent the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any change in conditions affecting the oil and natural gas exploration and production industry constitute a Parent Material Adverse Effect (except for any changes referred to in this proviso which, individually or in the aggregate, disproportionately affect the financial condition, properties, business or results of operations of Parent and its Subsidiaries taken as a whole, as compared to other industry participants).

          (b) Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share, of Parent ("Parent Preferred Stock"). At the close of business on May 9, 2006: (i) 131,270,759 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued and outstanding; (iii) no shares of Parent Common Stock were held by Parent in its treasury; (iv) 8,834,266 shares of Parent Common Stock were subject to issuance under outstanding options or awards under the Range Resources Corporation 2005 Equity-Based Compensation Plan (as amended), the 2004 Non-Employee Director Stock Option Plan (as amended), the Amended and Restated 1999 Stock Option Plan, the Lomak 1997 Stock Purchase Plan (as amended), the Lomak 1994 Outside Director Stock Plan (as amended), the Lomak 1989 Stock Option Plan (as amended) and any other stock option, stock bonus, stock award, or stock purchase plan, program or arrangement of Parent or any of Parent's Subsidiaries or any predecessor thereof (collectively, "Parent Stock Plans"); (v) 3,277,070 shares of Parent Common Stock were reserved for issuance pursuant to awards that may be granted (other than currently outstanding awards) pursuant to the Parent Stock Plans; and (vi) no Voting Debt was issued and outstanding. All issued shares of Parent capital stock are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. When shares subject to or reserved for issuance pursuant to the applicable Parent Stock Plans are issued, such shares will be validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right. All outstanding shares of capital stock of the Subsidiaries of Parent are validly issued, fully paid and nonassessable, are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or any similar right, and are owned by Parent or a direct or indirect wholly owned Subsidiary of Parent free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.2(b), and except for changes since May 9, 2006 resulting from the grant or exercise of stock options granted prior to the date hereof pursuant to, or from issuances or purchases under, Parent Stock Plans, there are outstanding: (A) no shares of capital stock, Voting Debt or other voting securities of Parent; (B) no securities of Parent or any Subsidiary of Parent convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Parent or any Subsidiary of Parent; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent or of any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date hereof, the authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

          (c) Authority; No Violations, Consents and Approvals.

               (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Parent, as the owner of all of the outstanding shares of Merger Sub, has approved this Agreement and the Merger in its capacity as sole stockholder of Merger Sub. Merger Sub has all requisite corporate power and authority to enter into this agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub; and this Agreement has been duly executed and delivered by Merger Sub.

               (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, or otherwise result in a material detriment to Parent or any of its Subsidiaries under, any provision of (A) the Certificate of Incorporation and Bylaws of Parent (each as amended to date) or any provision of the comparable charter or organizational documents of any of its Subsidiaries,
(B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or
(C), any such conflicts, violations, defaults, rights, liens, security interests, charges, encumbrances or detriments that, individually or in the aggregate, could not reasonably be expected to result in a Parent Material Adverse Effect.

               (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for: (A) such filings and/or notices as may be required under the Securities Act and/or the Exchange Act; (B) the filing of the Certificate of Merger for the Merger with the Secretary of State of the State of Delaware; (C) filings with the NYSE; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or environmental laws; (E) such governmental consents, qualifications or filings as are customarily obtained or made following the transfer of interests or the change of control of ownership in oil and gas properties; and (F) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

          (d) SEC Documents. Parent has made available to the Company a true and complete copy of each report, schedule, registration statement, definitive proxy statement and exhibit to the foregoing documents filed by Parent with the SEC since December 31, 2003 (the "Parent SEC Documents"), which include all the documents (other than preliminary material) that Parent was required to file with the SEC since December 31, 2003. As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents were prepared from the books and records of Parent and its Subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its consolidated Subsidiaries for the periods presented therein. As of the date hereof, Parent is a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act.

          (e) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the Parent SEC Documents, or as contemplated by this Agreement, since December 31, 2005, Parent has conducted its business only in the Ordinary Course of Business, and there has not been:
(i) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Parent and its Subsidiaries; (ii) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b); or (iii) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the Ordinary Course of Business) that has resulted in or could reasonably be expected to result in a Parent Material Adverse Effect.

          (f) Litigation. Except as set forth on Schedule 3.2(f) of the Parent Disclosure Schedule, as of the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of Parent, threatened against or affecting Parent or any Subsidiary of Parent ("Parent Litigation"), and Parent and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Parent Litigation, that (in any case) could reasonably be expected to result in a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent that could reasonably be expected to result in a Parent Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 3.2(f) is made with respect to Environmental Laws, which are covered exclusively by the provisions in Section 3.2(o).

          (g) No Undisclosed Material Liabilities. As of the date hereof, there are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that have resulted in or could reasonably be expected to result in a Parent Material Adverse Effect, other than: (i) liabilities adequately provided for on the balance sheet of Parent dated as of March 31, 2006 (including the notes thereto) contained in Parent's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006; (ii) liabilities incurred in the Ordinary Course of Business consistent with past practice since March 31, 2006; (iii) any other liabilities that, taken as a whole, do not exceed $500,000 in the aggregate and
(iv) liabilities under this Agreement.

          (h) No Default. Neither Parent nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Restated Certificate of Incorporation or Bylaws of Parent (each as amended to date) or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets is bound (except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby) or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate could not reasonably be expected to result in a Parent Material Adverse Effect.

          (i) Compliance with Applicable Laws. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except where the failure so to hold could not reasonably be expected to result in a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply could not reasonably be expected to result in a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which could not reasonably be expected to result in a Parent Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 3.2(i) is made with respect to Taxes, ERISA matters or Environmental Laws, which are covered exclusively by the provisions set forth in Sections 3.2(j), (k) and (l). As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent as of the date hereof, threatened, other than those the outcome of which could not reasonably be expected to result in a Parent Material Adverse Effect.

          (j) Taxes. Except as set forth on Schedule 3.2(j) of the Parent Disclosure Schedule:

               (i) Each of Parent, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which Parent or any of its Subsidiaries is or was a member (a "Parent Group") has (A) duly filed on a timely basis (taking into account any extensions) all material Tax Returns required to be filed or sent by or with respect to it and all such Tax Returns are true, correct and complete in all material respects, (B) duly paid or deposited on a timely basis all material Taxes that are shown to be due and payable on or with respect to such Tax Returns, and all material Taxes that are otherwise due and payable for which Parent or any of its Subsidiaries may be liable, (C) established reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Parent and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes that are required to be withheld from payments to employees, independent contractors, creditors, stockholders or any other third party and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

               (ii) Parent has previously made available to the Company true, correct and complete copies of (A) all income and other material Tax Returns filed by or on behalf of Parent, any Subsidiary of Parent and any Parent Group for the last three completed Tax years that remain open for audit or review by the relevant taxing authority and (B) all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements and any similar documents or communications sent or received by or on behalf of Parent, any Subsidiary of Parent or any Parent Group relating to Taxes. No unresolved audits or other administrative proceedings or court proceedings are pending, or to the knowledge of Parent, threatened, with regard to any Taxes for which Parent or any of its Subsidiaries would be liable, and no unpaid material deficiency for any Taxes has been proposed, asserted or assessed (whether by examination report or prior to completion of examination by means of notices of proposed adjustment or other similar requests or notices) against Parent or any of its Subsidiaries by any taxing authority with respect to any period that would have a Material Adverse Effect on Parent. All material Hedging transactions entered into by Parent and its Subsidiaries have been properly identified for federal income tax purposes. No material claim is pending and no material claim has ever been made that has not been resolved by an authority in a jurisdiction where Parent or any Subsidiary of Parent does not file Tax Returns that Parent or such Subsidiary of Parent, as the case may be, is or may be subject to Tax in that jurisdiction.

               (iii) Neither Parent nor any of its Subsidiaries has executed or entered into with the IRS or any taxing authority (A) any unexpired agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which Parent or any of its Subsidiaries would be liable or the filing of any Tax Return required to be filed by Parent or any of its Subsidiaries or (B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits, for Parent or any of its Subsidiaries for any taxable period ending after the Closing Date. Neither Parent nor any Subsidiary of Parent is subject to any private letter ruling of the IRS or comparable ruling of other tax authorities that will be binding on Parent or any Subsidiary of Parent with respect to any period following the Closing Date. Neither Parent nor any Subsidiary of Parent has granted any power of attorney, which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

               (iv) Neither Parent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, indemnity or allocation agreement or similar agreement, arrangement or practice in effect under which Parent or any of its Subsidiaries could be liable for any material Taxes of any person or entity other than Parent or any Subsidiary of Parent. Neither Parent nor any of its Subsidiaries has any liability for Taxes of another person or entity (other than Parent and its Subsidiaries) under Treasury Regulation
Section 1.1502-6, any similar provision of state and local law, as a transferee, by contract, or otherwise.

               (v) There are no requests for material rulings or outstanding material subpoenas from any taxing authority for information with respect to Taxes of Parent or any of its Subsidiaries and no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned or leased by Parent or any of its Subsidiaries have been proposed in written form.

               (vi) Neither Parent nor any of its Subsidiaries will be required to include any material amount in income for any taxable period ending after the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any taxing authority with respect to any such taxable period. Neither Parent nor any Subsidiary of Parent will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or otherwise.

               (vii) None of Parent, its Subsidiaries or any affiliated, consolidated, combined, unitary or similar group of which any of Parent or its Subsidiaries is or was a member has participated, directly or indirectly, in any
(A) reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b) or (B) Tax shelter required to be registered under Section 6111 of the Code. Parent and each Subsidiary of Parent has disclosed on its federal income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

          (k) Employee Benefit Plans; ERISA. Except as otherwise provided in this Agreement:

               (i) There are no Parent Employee Benefit Plans established, maintained, contributed to or required to be contributed to, by Parent or any entity with which Parent is considered a single employer under Section 414(b),
(c), (m) or (o) of the Code ("Parent ERISA Affiliates") or which Parent or any Parent ERISA Affiliate has established, maintained, contributed to, or been required to contribute to, within six years prior to the Effective Time. As used in this Agreement, "Parent Employee Benefit Plan" means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of Parent or any Subsidiaries of Parent or any beneficiary or dependent thereof, whether written or unwritten, formal or informal, including without limitation any "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("Parent Employee Welfare Benefit Plan"), any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) ("Parent Employee Pension Benefit Plan") and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, equity compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life or other insurance, long or short-term disability, change of control, material fringe benefit, or any other plan, program or policy.

               (ii) With respect to each Parent Employee Benefit Plan, Parent has provided Company with a true, correct and complete copy of: (A) each writing constituting a part of such Parent Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts and insurance contracts) and all amendments thereto;
(B) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (C) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (D) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, or if an application for a determination letter is pending, the application with all attachments; (E) all notices given to such Parent Employee Benefit Plan, Parent or any Parent ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other governmental agency relating to such Parent Employee Benefit Plan; and (F) a written description of each oral Company Employee Benefit Plan.

               (iii) Each Parent Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code and, to the extent applicable, Section 401(k) of the Code ("Qualified Parent Employee Benefit Plan"), has received a favorable determination letter from the IRS that has not been revoked or is a prototype plan subject to an IRS opinion letter, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Parent Employee Benefit Plan. Any favorable determination letters referenced in this Section 3.2(k)(iii) cover "GUST" as defined in footnote 2 of IRS Notice 2003-49. Each Qualified Parent Employee Benefit Plan has timely made "good faith" amendments to comply with the Economic Growth and Tax Reconciliation Relief Act of 2001 as required by IRS Notice 2001-42. The trusts established under the Qualified Parent Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code and any potential excise taxes.

               (iv) Parent has (A) filed or caused to be filed all returns and reports on the Parent Employee Benefit Plans that are required to be filed and
(B) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other material fees, interest, penalties and assessments that are payable by or for Parent and its Subsidiaries relating to the Company Employee Benefit Plans have been timely reported, fully paid and discharged. There are no material unpaid fees, penalties, interest or assessments due from Parent or, to the knowledge of Parent, from any other person or entity, relative to any Parent Employee Benefit Plan. Parent and its Subsidiaries have collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations with respect to the Parent Employee Benefit Plans, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due.

               (v) The funding, if any, under each Parent Employee Welfare Benefit Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. Parent and its Subsidiaries are not subject to taxation on the income of any Parent Employee Welfare Benefit Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under
Section 419A(g) of the Code. All Parent Welfare Employee Benefit Plans required to comply with the COBRA provisions of ERISA and the Code have complied with such requirements in all material respects.

               (vi) Each Parent Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions. All contributions required to be made to any Parent Employee Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in the Parent SEC Documents which are publicly available prior to the date of this

Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

               (vii) Parent and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Parent Employee Benefit Plans. Neither Parent nor any of its Subsidiaries has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Parent Employee Benefit Plan which could reasonably be expected to result in any material liability to Parent or any of its Subsidiaries, and, to the knowledge of the Parent or any of its Subsidiaries, (A) no prohibited transaction has occurred with respect to any Parent Employee Benefit Plan and (B) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Parent Employee Benefit Plan.

               (viii) Neither Parent nor any entity that is or has been a Parent ERISA Affiliate within the six years preceding the date of this Agreement has within the six year period preceding the date of this Agreement sponsored, maintained or contributed to any employee benefit plan subject to Title IV of ERISA. No Parent Employee Welfare Plan is a multiple employee welfare arrangement as defined in Section 3(40) of ERISA.

               (ix) Parent and its Subsidiaries have not offered to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual's employment, except to the extent required by the COBRA provisions in ERISA and the Code or similar provisions of state law.

               (x) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (A) entitle any current or former employee, independent contractor, director or officer of Parent or its Subsidiaries to severance pay, any change in control payment or any other material payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, change the form or method of payment or increase the amount of compensation due, any such employee, independent contractor, director or officer, or (C) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither Parent nor any Subsidiary of Parent has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (A), (B) or (C) of this Section 3.2(k)(x) (without regard to whether the transactions contemplated by this Agreement are consummated) except to the extent required in a written contract or agreement in existence as of the date of this Agreement.

               (xi) As of the date of this Agreement, there are no suits, actions, proceedings, investigations, claims, or orders pending or, to the knowledge of the Parent, threatened against the Parent, any Subsidiary of Parent, or any Parent Employee Benefit Plan related to any Parent Employee Benefit Plan (other than claims in the Ordinary Course of Business). As of the date of this Agreement, to the knowledge of Parent, no Parent Employee Benefit Plan is subject to any ongoing audit, investigation or other administrative proceeding of


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any governmental entity, and no Parent Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the IRS or the Department of Labor.

               (xii) Parent has the right to amend or terminate each Parent Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Parent Employee Pension Benefit Plan.

               (xiii) Neither Parent nor any Parent ERISA Affiliate has a formal plan, commitment or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional Parent Employee Benefit Plan or modify, change or terminate any existing Parent Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. To the knowledge of Parent, no events have occurred or are expected to occur with respect to any Parent Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

               (xiv) None of the assets of any Parent Employee Pension Benefit Plan include "qualifying employer securities" or "qualifying employer real property" within the meaning of Section 407(d) of ERISA.

               (xv) Each Parent Employee Benefit Plan that is a "group health plan," as defined in Section 607(1) of ERISA, Section 5001(b)(1) of the Code or 45 C.F.R. 160.103, has been operated at all times in material compliance with the provisions of COBRA, HIPAA and any applicable, similar state law.

               (xvi) Each Parent Employee Pension Benefit Plan that is not qualified under Section 401(a) of the Code is exempt from part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. No assets of Parent are allocated to or held in a "rabbi trust" or similar vehicle with respect to any such plan.

          (l) Labor Matters.

               (i) Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of Parent or any of its Subsidiaries, nor does Parent or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

               (ii) As of the date hereof, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Parent or any of its Subsidiaries pending, or, to the knowledge or Parent, threatened, that constitutes, or could reasonably be expected to result in, a Parent Material Adverse Effect.


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

               (iii) As of the date hereof, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against Parent pending, or, to the knowledge of Parent or any of its Subsidiaries, threatened, that constitutes, or could reasonably be expected to result in, a Parent Material Adverse Effect.

               (iv) There is no strike, dispute, slowdown, work stoppage, or lockout pending, or, to the knowledge of Parent, threatened, against or involving Parent, or any of its Subsidiaries that constitutes, or could reasonably be expected to result in, a Parent Material Adverse Effect.

               (v) Parent and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not constitute, and could reasonably be expected to result in, a Parent Material Adverse Effect.

               (vi) As of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Parent or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of Parent or any of its Subsidiaries is or may be entitled to claim indemnification from Parent or any of its Subsidiaries pursuant to (A) the Restated Certificate of Incorporation or Bylaws (each as amended to date) of Parent or any provision of the comparable charter or other organizational documents of any of its Subsidiaries, (B) any indemnification agreement to which Parent or any Subsidiary of Parent is a party or (C) applicable law, in each case under clauses (A), (B) and (C) that constitutes, or could reasonably be expected to result in, a Parent Material Adverse Effect.

          (m) Property.

               (i) Parent and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs, domain names and copyrights necessary for the operation of the businesses of each of Parent and its Subsidiaries (collectively, the "Parent Intangible Property"), except where the failure to possess or have adequate rights to use such properties could not reasonably be expected to result in a Parent Material Adverse Effect. All of the Parent Intangible Property is owned or licensed by Parent or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that could not reasonably be expected to result in a Parent Material Adverse Effect and neither Parent nor any such Subsidiary has forfeited or otherwise relinquished any Parent Intangible Property which forfeiture could reasonably be expected to result in a Parent Material Adverse Effect. To the knowledge of Parent, the use of the Parent Intangible Property by Parent or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name,


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

computer program, database, industrial design, domain name, copyright or any pending application therefor of any other person. There have been no claims made and neither Parent nor any of its Subsidiaries has received any notice of any claim or otherwise knows that (A) any of the Parent Intangible Property is invalid or conflicts with the asserted rights of any other person or (B) any of the Parent Intangible Property has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Parent Intangible Property, except, in the case of clauses (A) and (B) of this Section 3.2(m)(i), for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that could not reasonably be expected to result in a Parent Material Adverse Effect.

               (ii) All material items of operating equipment owned or leased by Parent and its Subsidiaries (A) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (B) are adequate, together with all other properties of Parent and its Subsidiaries, to comply in all material respect with the requirements of all applicable contracts, including sales contracts. Except for goods and other property sold, used or otherwise disposed of since January 1, 2006 in the Ordinary Course of Business, Parent and its Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Parent Reserve Reports (as hereinafter defined) as attributable to interests owned by Parent and its Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Parent SEC Documents filed prior to the date of this Agreement as owned by Parent and its Subsidiaries, free and clear of any liens, except: (A) liens reflected in the Parent SEC Documents filed prior to the date of this Agreement, (B) liens for current taxes not yet due and payable, and (C) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. The leases and other agreements pursuant to which Parent and its Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Parent Reserve Reports are in good standing, valid and effective, and the rentals due by Parent or any Subsidiary of Parent to any lessor of any such oil and gas leases have been properly paid, except in each case as could not reasonably be expected to result in a Parent Material Adverse Effect.

          (n) Environmental Matters.

               (i) The operations of Parent and its Subsidiaries have been conducted, are, and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Parent Material Adverse Effect.

               (ii) Parent and its Subsidiaries have obtained and will maintain all permits, licenses and registrations, or applications relating thereto, and have made and will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which could not reasonably be expected to result in a Parent Material Adverse Effect.


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

               (iii) Parent and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which could not reasonably be expected to result in a Parent Material Adverse Effect.

               (iv) Parent and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability could reasonably be expected to result in a Parent Material Adverse Effect.

               (v) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that could reasonably be expected to result in a Parent Material Adverse Effect.

               (vi) The operations of Parent or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to result in a Parent Material Adverse Effect.

               (vii) To the knowledge of Parent, there is not now on or in any property of Parent or its Subsidiaries or any property for which Parent or its Subsidiaries is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) could reasonably be expected to result in a Parent Material Adverse Effect.

          (o) Insurance. Parent has previously delivered to the Company an insurance schedule of Parent's and each of its Subsidiaries' directors' and officers' liability insurance, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. As of the date of this Agreement, all insurance policies are in full force and effect and all related premiums have been paid to date. As of the Closing Date, all such insurance policies (or comparable replacement policies) shall be in full force and effect and all related premiums shall have been paid to date.

          (p) Beneficial Ownership of Company Common Stock. As of the date hereof, neither Parent nor any of its Subsidiaries beneficially owns any of the outstanding Company Common Stock.

          (q) Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.


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

          (r) Controls and Procedures; Corporate Governance.

               (i) Each of Parent and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (A) transactions are executed with management's authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and to maintain accountability for Parent's consolidated assets; (C) access to Parent's assets is permitted only in accordance with management's authorization; (D) the reporting of Parent's assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent has made available to the Company a summary of (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Parent's ability to record, process, summarize and report financial data, (B) any material weaknesses in Parent's internal controls, and
(C) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

               (ii) Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent required to be disclosed in Parent's Exchange Act reports is made known to Parent's principal executive officer and its principal financial officer by others within Parent and its Subsidiaries, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent's principal executive officer and its principal financial officer to material information required to be included in Parent's periodic reports required under the Exchange Act.

               (iii) Parent is, or will timely be, in compliance in all material respects with all current and proposed listing and corporate governance requirements of the NYSE, and is in compliance in all material respects, and will continue to remain in compliance in all material respects from the date hereof until immediately after the Effective Time, with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

          (s) Investment Company. Neither Parent nor any of the Subsidiaries of Parent is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

          (t) Reserve Reports. Parent has furnished to the Company Parent's estimate of Parent's and Parent's Subsidiaries' oil and gas reserves as of December 31, 2005, audited by DeGolyer & MacNaughton, H.J. Gruy and Associates, Inc. and Wright & Company, Inc. (the "Parent Reserve Reports"). As concerns the Parent Reserve Reports, (i) the factual, non-interpretive data on which the Parent Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Parent Reserve Reports was accurate in all material respects as of the time of delivery and (ii) the estimates of proved reserves used by Parent in connection


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

with the preparation of the Parent Reserve Reports and provided by Parent to each of DeGolyer & MacNaughton, H.J. Gruy and Associates, Inc. and Wright & Company, Inc. in connection with its audit of the Parent Reserve Reports are in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

          (u) Hedging. The Parent SEC Documents accurately summarize the outstanding Hedging positions attributable to the production of Parent and the Subsidiaries of Parent as of the date reflected therein. Parent has previously delivered to the Company a schedule of all material Hedging positions of Parent and its Subsidiaries in place as of the date hereof (including those entered into in contemplation of this Agreement).

          (v) Natural Gas Act. No gas gathering system constituting a part of the properties of Parent or its Subsidiaries has as its primary function the provision of natural gas gathering services, as the term "gathering" is interpreted under Section 1(b) of the NGA; none of the properties have been or are certificated by FERC under Section 7(c) of the NGA or to the knowledge of Parent are now subject to FERC jurisdiction under the NGA; and none of the properties have been or are providing service pursuant to Section 311 of the NGA.

          (w) Certain Contracts and Arrangements. Neither Parent nor any of its Subsidiaries is a party to or bound by any agreement or other arrangement that limits or otherwise restricts Parent or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, materially limit or restrict Parent, the Surviving Corporation or any of Parent's other Subsidiaries or any successor thereto, from engaging or competing in the oil and gas exploration and production business in any significant geographic area, except for joint ventures, area of mutual interest agreements entered into in connection with prospect reviews and similar arrangements entered into the Ordinary Course of Business. Documents filed or incorporated by reference in Parent's Annual Report on Form 10-K for the year ended December 31, 2005 set forth, as of the date of this Agreement, a true and complete list of each agreement to which Parent or any Subsidiary of Parent is subject (other than this Agreement) that is of a type that is required to be filed pursuant to Rule 601 of Regulation S-K promulgated by the SEC (collectively, the "Parent Contracts"). Except as could not reasonably be expected to result in a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder. Other than as contemplated by
Section 3.2(c), no consents, assignments, waivers, authorization or other certificates or material payments are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Parent Contracts after the Closing, except to the extent the failure to obtain any such consent, assignment, waiver, authorization or other certificate, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Parent Material Adverse Effect.

          (x) Reorganization Classification. Parent has not taken any action that causes the Merger and the LLC Sub Merger not to qualify as a reorganization, within the meaning of Section 368(a)(1) of the Code, and has not failed to take any action which if taken would have prevented the Merger and the LLC Sub Merger from not qualifying as such a reorganization. Merger Sub has not taken any action that causes the Merger and the LLC Sub Merger not to qualify as such a reorganization and has not failed to take any action which if taken would have


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prevented the Merger and the LLC Sub Merger from not qualifying as such a reorganization. Notwithstanding the foregoing and except as required by clause
(y) of Section 2.1(b), under no circumstances shall Parent or Merger Sub be required to alter or amend the Merger Consideration to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and under no circumstances shall the failure so to alter or amend the Merger Consideration be deemed a breach of this Section 3.2(x).

                                   ARTICLE IV
                          COVENANTS RELATING TO CONDUCT
                         OF BUSINESS PENDING THE MERGER

     4.1 Conduct of Business by the Company and Parent Pending the Merger.

          (a) Prior to the Effective Time or the termination of this Agreement, if any, the Company agrees as to itself and its Subsidiaries that (except in the Ordinary Course of Business, to the extent that Parent shall otherwise consent in writing, as otherwise contemplated by this Agreement, or as set forth on
Schedule 4.1(a) of the Company Disclosure Schedule):

               (i) The Company and each of its Subsidiaries shall use commercially reasonable efforts to carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and key employees (subject to Section 5.5), and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time (provided, however, that the Company and its Subsidiaries shall not hire any additional employees other than employees who are deemed reasonably necessary or who are hired to replace existing employees whose employment ceases on terms not greater than those applicable to those employees being replaced, provided that the Company shall consult with Parent regarding the hiring of such additional or replacement employees).

               (ii) Except for transactions solely among the Company and its Subsidiaries, the Company shall not and it shall not permit any of its Subsidiaries to: (a) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, membership interest or partnership interests; (b) split, combine or reclassify any of its capital stock or membership interest or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, membership interest or partnership interest or otherwise authorize, recommend or propose any material change in its capitalization; or
(c) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, membership interest or partnership interest, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan.

               (iii) The Company shall not and it shall not permit any of its Subsidiaries to issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock, membership interest or partnership interest of any class, any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to


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acquire, any such shares, Voting Debt, other voting securities or convertible securities, other than (a) the issuance of Company Common Stock upon the exercise of stock options granted under the Company Stock Plans that are outstanding on the date hereof, and (b) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary's capital stock, membership interest or partnership interest to its parent.

               (iv) The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws or amend or otherwise modify the terms of any of its outstanding capital stock, securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, such securities. The Company shall not permit any of the Subsidiaries to amend any of its organizational documents.

               (v) The Company shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

               (vi) The Company shall not, and it shall not permit any of its Subsidiaries to, sell, lease, farm out, assign, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), farm out, assign, encumber or otherwise dispose of, any Stroud Oil and Gas Interest, (other than the sale of Hydrocarbons in the Ordinary Course of Business pursuant to existing Hydrocarbon Contracts) or any other assets that have a value at the time of such transaction of $50,000 or more in the aggregate and which are not necessary or used in the ownership or operation of the Stroud Oil and Gas Interest.

               (vii) Except as otherwise permitted or contemplated by this Agreement, the Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

               (viii) The Company shall not, nor shall the Company permit any of its Subsidiaries to, make any changes in their accounting principles or methods, except as required by law, rule, regulation or GAAP.

               (ix) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an "Affiliate"), whether or not such actions would be taken in the Ordinary Course of Business (notwithstanding the lead-in language in Section 4.1(a)), other than with wholly owned Subsidiaries of the Company.

               (x) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies of similar size engaged in their respective businesses, whether or not the failure to maintain any such insurance would be in the Ordinary Course of Business (notwithstanding the lead-in language in Section 4.1(a)).

               (xi) The Company shall not and shall cause its Subsidiaries not to (a) make, change or rescind any material express or deemed election relating to Taxes binding on or


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

affecting the Company or any Subsidiary, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where the Company has the capacity to make such binding election; (b) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or (c) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law.

               (xii) The Company shall not and it shall not permit any of its Subsidiaries to: (a) grant any increases in the compensation of any of its directors, officers or employees, except increases to employees who are not directors or officers; (b) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Employee Benefit Plans or pension plans, in each case as in effect on the date hereof to any such director, officer or employee, whether past or present; (c) amend or modify or receive any assets from pension plans or Company Employee Benefits Plans; (d) enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or employee (other than entering into an Indemnity Agreement with Donald P. Sparling on the same terms as are contained in the Indemnity Agreements of the other executive officers of the Company); (e) grant any options or other awards under the Company Stock Plans; or (f) become obligated under any new Company Employee Benefit Plan or pension plan, which was not in existence prior to the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

               (xiii) The Company shall not, nor shall the Company permit any of its Subsidiaries to (a) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any Subsidiaries of the Company, (b) incur any indebtedness for borrowed money (except (1) to finance any transactions or capital or other expenditures permitted by this Agreement and regular borrowings under credit facilities made in the ordinary course of the Company's cash management practices, (2) refinancings of existing debt and
(3) immaterial borrowings that, in each such case, permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee, assume or otherwise become liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others; (c) except in the Ordinary Course of Business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, Liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof; or (d) make or commit to make aggregate capital expenditures in excess of an amount equal to the sum of capital expenditures budgeted by the Company for the fiscal year ending December 31, 2006 as provided in the capital expenditure budget set forth on Schedule 4.1(a) of the Company Disclosure Schedule (the "Company Budget"), less any budgeted capital expenditures expended prior to the date of this Agreement.

               (xiv) The Company and its Subsidiaries shall not create, incur, assume or permit to exist any Lien on any Stroud Oil and Gas Interests or other assets, except for Permitted Encumbrances.


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

               (xv) The Company shall not, nor shall the Company permit any of its Subsidiaries to, settle, compromise or otherwise resolve (other then by final judgment) any litigation or other legal proceedings involving a payment of more than $50,000 in any one case by or to the Company or any of its Subsidiaries.

               (xvi) The Company shall not, nor shall the Company permit any of its Subsidiaries to, write off any accounts or notes receivable, except in the Ordinary Course of Business consistent with past practice or as may be required by GAAP.

               (xvii) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Subsidiary of the Company, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of Parent's other Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of (a) the Company or any of its Subsidiaries or (b) Parent, the Surviving Corporation or any of Parent's other Subsidiaries.

               (xviii) Subject to Section 5.16, the Company shall not enter into, terminate or assume any Hedges.

               (xix) The Company shall not, nor shall the Company permit any of its Subsidiaries to, (a) enter into any new Hydrocarbon Purchase Agreements or Hydrocarbon Sales Agreements other than in the Ordinary Course of Business at market pricing, but in no event having a duration of longer than three months,
(b) enter into any other Hydrocarbon Contract other than in the Ordinary Course of Business or (c) enter into any other Company Contract or series of related agreements that would cause the Company and its Subsidiaries to spend $100,000 or more, in the aggregate, or any other Company Contract not terminable by the Company or its Subsidiary that is a party thereto upon notice of 90 days or less and without penalty or other obligation.

               (xx) The Company shall make reasonable efforts to accomplish the drilling and capital expenditure plans set out in the planned drilling schedule set forth in Schedule 4.1(a) of the Company Disclosure Schedule covering the next 60 days and identifying the wells to be drilled during such period.

               (xxi) The Company and its Subsidiaries shall operate, maintain and otherwise deal with the Stroud Oil and Gas Interests in accordance with all applicable Oil and Gas Leases and other Company Contracts and all applicable laws, rules, regulations and permits. Neither the Company nor any of its Subsidiaries shall (a) resign, transfer or otherwise voluntarily relinquish any right it has as of the date of this Agreement as operator of any Oil and Gas Interest, (b) terminate, cancel, amend or otherwise modify, or waive or relinquish any rights under, any Oil and Gas Lease or (c) settle any claim or dispute under any Oil and Gas Lease.

               (xxii) Neither the Company nor any of its Subsidiaries of the Company shall engage in any line of business in which it is not engaged as of the date hereof.


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               (xxiii) Except as may be permitted under Section 4.1(a)(xix), the
Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into, renew, modify, amend or terminate any Company Contract or agreements that would constitute Company Contracts, or waive, delay the exercise of, assign or release any material rights or claims thereunder.

               (xxiv) The Company shall not, nor shall the Company permit any of its Subsidiaries to, and the Company shall use all reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives not to (and shall not authorize any of them to), other than pursuant to this Agreement and the Stock Voting Agreements, directly or indirectly, in any manner acquire, agree to acquire, sell, agree to sell, or make any proposal or offer to acquire or sell, directly or indirectly, any shares of Parent Common Stock, or any rights or options to acquire or sell any such shares of Parent Common Stock and shall otherwise not engage in any transactions with respect to Parent Common Stock.

               (xxv) From the effective date of this Agreement, the Company shall not, nor shall it permit any of the attorneys or accountants retained by it to (and shall not authorize any of them to) (a) pursue any activities relating to the Company's registration of the offer and sale of its equity securities with the SEC other than responding to third party inquiries regarding such registration (provided that the Company shall not, nor shall it permit any of the attorneys or accountants retained by it to (and shall not authorize any of them to) prepare any written response to SEC comments with respect to such registration) or (b) incur any additional fees or expenses in excess of $25,000 relating to the Company's registration of the offer and sale of its equity securities with the SEC.

               (xxvi) The Company shall not, nor shall the Company permit any of its Subsidiaries to, enter into any Company Contract or otherwise agree in writing or otherwise to take any action inconsistent with any of the foregoing.

          (b) Prior to the Effective Time or the termination of this Agreement, if any, Parent agrees as to itself and its Subsidiaries that (except in the Ordinary Course of Business, as otherwise disclosed in the Parent SEC Documents, to the extent that the Company shall otherwise consent in writing or as otherwise contemplated by this Agreement):

               (i) Parent and each of its Subsidiaries shall use commercially reasonable efforts to carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and key employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

               (ii) Parent shall not amend or propose to amend its charter documents in any manner that would have a material adverse impact on the consummation of the transactions contemplated by this Agreement or alter the terms of the Parent Common Stock.


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               (iii) Parent shall not declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, membership interests or partnership interests, except for the declaration and payment of regular cash dividends with usual record and payment dates in accordance with past practice and dividends from a Subsidiary of Parent to Parent or to another Subsidiary of Parent.

               (iv) Parent shall not adopt a plan of complete or partial liquidation or dissolution of Parent.

               (v) Parent shall not merge or consolidate with, or transfer all or substantially all of its assets to, any other person or entity.

               (vi) Other than any acquisition as to which the purchase price is not in excess of $200 million, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association of other business organization or division thereof the principal business of which is not related to the exploration, development or production of oil or natural gas or other minerals.

               (vii) Parent shall not acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of or by any other manner, any business or corporation, partnership or other business organization or division thereof, or otherwise acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice) if such transactions would prevent or materially delay the transactions contemplated by this Agreement.

               (viii) Parent shall not, nor shall the Parent permit any of its Subsidiaries to, make any changes in their accounting principles or methods, except as required by law, rule, regulation or GAAP.

               (ix) Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies of similar size engaged in their respective businesses.

               (x) Parent shall not, nor shall Parent permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

     4.2 Acquisition Proposals.

          (a) The Company shall not, nor shall it permit any of its Subsidiaries nor shall it authorize or permit any officers, directors, employees, agents and representatives of the Company or any of its Subsidiaries (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, directly or indirectly: (i) solicit, initiate, seek, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal or any inquiry, offer or proposal that may reasonably be expected to lead to an Acquisition Proposal,
(ii) participate in any discussions or negotiations


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regarding, or furnish to any person or entity or grant access to any person or entity to any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person or entity with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 4.2(d) and Section 7.1(g)), or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (except as permitted pursuant to Section 4.2(d) and Section 7.1(g)). The Company shall, and shall cause its Subsidiaries and the officers, directors, employees, agents and representatives of the Company and its Subsidiaries (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees not to release any third party from, or waive any provision of, or fail to enforce, any confidentiality agreement, standstill agreement or similar agreement to which it is a party related to, or which could affect, an Acquisition Proposal and agrees that Parent shall be entitled to enforce the Company's rights and remedies under and in connection with such agreements.

          (b) (i) As promptly as practicable (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person, entity or Group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, the Company shall provide Parent as promptly as practicable (but in no event later than 24 hours after receipt of any Acquisition Proposal) oral and written notice setting forth the material terms of such Acquisition Proposal, request or inquiry and all such information as is reasonably necessary to keep Parent informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall provide to Parent (A) promptly (and in no event later than 24 hours after receipt) a copy of all written materials subsequently provided by the person making the Acquisition Proposal in connection with such Acquisition Proposal, request or inquiry and (B) simultaneously with the delivery thereof, a copy of all written materials subsequently provided to the person making the Acquisition Proposal, request or inquiry to the extent not previously provided to Parent; provided that this clause (B) does not affect the restrictions on the delivery of information to any such person otherwise imposed by this Section 4.2.

               (ii) The Company shall provide Parent with seventy-two (72) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

          (c) Notwithstanding anything to the contrary contained in Section 4.2(a) and under circumstances in which the Company has complied with all of its obligations under Section 4.2(a) and 4.2(b), in the event that, prior to receipt of the Stockholder Approval, the


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

Company receives an unsolicited, bona fide written Acquisition Proposal that its Board of Directors (or a special committee thereof) has in good faith concluded (following consultation with and the receipt of advice from its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a Superior Offer, the Company may then take the following actions prior to, but not after, the Stockholder Approval if the Company's Board of Directors, after consultation with and the receipt of advice from its outside legal counsel, determines in good faith that such actions are required by the Board of Directors to comply with its fiduciary duties imposed by applicable law: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) prior to or concurrently with furnishing any such nonpublic information to such party, the Company gives Parent written notice of its intention to furnish nonpublic information and (2) the Company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms (including the standstill terms regarding limitations on actions, transactions and proposals with respect to the Company and its securities) contained in the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 4.2), and the Company provides a copy of such confidentiality agreement to Parent, and (B) contemporaneously with furnishing any nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party.

          (d) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company shall be permitted, at any time prior to the receipt of the Stockholder Approval, to withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a "Change of Recommendation"), if, after consultation with and the receipt of advice from its outside legal counsel, the Company's Board of Directors determines in good faith that withholding, withdrawing, amending or modifying its recommendation is required by such Board of Directors to comply with its fiduciary duties imposed by applicable law and, in response to an Acquisition Proposal, if all of the following conditions in clauses (i) through (iv) are met: (i) a Superior Offer shall have been made and shall not have been withdrawn; (ii) the Company shall have (A) provided to Parent written notice which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer (including the most current version of any definitive agreement proposed to be entered into in connection therewith) and the identity of the person, entity or Group making the Superior Offer, and (3) that the Company intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) made available to Parent all materials and information made available to the person, entity or Group making the Superior Offer in connection with such Superior Offer that were not previously made available to Parent; (iii) at least five business days shall have elapsed since the Company provided the written notice to Parent described in clause (ii)(A) of this
Section 4.2(d) and Parent shall not have made an offer that the Board of Directors of the Company shall have concluded in good faith


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

(following consultation with and receipt of advice from its financial advisor and outside legal counsel) is at least as favorable, from a financial point of view, to the Company stockholders as such Superior Offer; (iv) and the Company shall not have breached the provisions in Section 4.2(a) or Section 4.2(d) and shall not have breached, in any material respect, any of the other provisions set forth in this Section 4.2 and shall not then be in breach of this Section 4.2.

          (e) Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 5.3(b), the obligation of the Company to call, give notice of, convene and hold its stockholders' meeting as contemplated in
Section 5.3 shall not be limited or otherwise affected by a Change of Recommendation unless this Agreement is terminated pursuant to Section 7.1(g). Notwithstanding anything to the contrary contained in this Agreement, prior to the termination of this Agreement pursuant to Section 7.1(g), the Company shall not (i) submit to the vote of its stockholders any Acquisition Proposal, or (ii) enter into any agreement, agreement-in-principle or letter of intent (other than the confidentiality agreement referenced in Section 4.2(c)) with respect to or accept any Acquisition Proposal (or resolve to or publicly propose to do any of the foregoing).

          (f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14e-2(a) promulgated under the Exchange Act to the extent required by applicable law; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing sentence, the Company shall not make a Change of Recommendation to recommend that its stockholders accept a tender or exchange offer unless specifically permitted pursuant to the terms of Section 4.2(d).

          (g) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than by Parent, Merger Sub or any of their respective Affiliates) relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person, entity or "Group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person, entity or Group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) other than in the Ordinary Course of Business, any sale, lease, exchange, transfer, license, acquisition or disposition of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or (C) any liquidation or dissolution of the Company or any of its Subsidiaries; and (ii) "Superior Offer" shall mean an unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all or substantially all of the outstanding voting securities of the Company (A) on terms that the Board of Directors of the Company has in good faith concluded (following consultation with and the receipt of advice from its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer, the person, entity or Group making the offer, the source of financing and any amounts payable pursuant to Section 7.2, to be


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more favorable, from a financial point of view, to the Company's stockholders
(in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated, (B) for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company, following consultation with and the receipt of advice from the Company's financial advisor, is reasonably capable of being financed by such third party, and (C) that the Board of Directors of the Company, in its good faith reasonable judgment, following consultation with and the receipt of advice from the Company's outside legal counsel and financial advisor, determines is reasonably capable of being consummated without undue delay on the terms proposed.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1 Preparation of Proxy Statement.

          (a) Parent and the Company shall, as promptly as practicable after the date of this Agreement, but in any event by no later than May 19, 2006, prepare and distribute to holders of Company Common Stock a proxy statement/offering memorandum relating to the Stockholders' Meeting (the "Proxy Statement"). The Proxy Statement shall (i) include copies of Parent's Annual Report on Form 10-K for the year ended December 31, 2005, Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and Parent's Proxy Statement on Schedule 14A filed with the SEC on April 19, 2006, or (ii) refer recipients of the Proxy Statement to such documents and incorporate such documents by reference into the Proxy Statement. The Proxy Statement shall also include pro forma financial information for Parent and the Company as of and for the year ended December 31, 2005.

          (b) The information supplied by each of Parent and the Company in the Proxy Statement shall not, at the date such materials (or any supplement thereto) are first mailed to such stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or the Company or any of their respective Subsidiaries or affiliates is discovered by Parent or the Company that should be set forth in a supplement to the Proxy Statement, Parent and the Company, as the case may be shall supplement such material.

          (c) The materials to be included in the Proxy Statement in the mailing to holders of Company Common Stock shall include (i) with respect to Eligible Holders, the Eligible Holder Election Materials and (ii) with respect to holders of Company Common Stock that are not Eligible Holders, the Non-Eligible Holder Election Materials. In the event Parent determines any supplemental information or materials are appropriate to be provided to the holders of Company Common Stock (x) prior to the receipt of the Stockholder Approval or (y) after receipt of the Stockholder Approval if there is a Stock Consideration Shortfall, to determine whether such holder qualifies as an accredited investor and otherwise satisfies the investor suitability standards required as set forth in the Investor Questionnaire and Election Form, then the Company shall cooperate with Parent in providing such materials to or communicating with such holders and obtaining appropriate representations and certifications or any clarification or


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further communication with such holders as appropriate in accordance with applicable securities laws, as reasonably determined by Parent as necessary to enable the Parent to effect an issuance of Parent Common Stock pursuant to this Agreement (including pursuant to Section 2.1(b)(y)).

     5.2 Access to Information. Upon reasonable notice, Parent and the Company, as the case may be shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, as well as to its officers and employees and, during such period, each of Parent and the Company, as the case may be, shall (and shall cause each of its respective Subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed with the SEC or received by it from the SEC and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Parent and the Company agree that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated as of February 15, 2006 between Parent and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

     5.3 Stockholders' Meeting.

          (a) The Company shall take all action necessary in accordance with the DGCL and its organizational documents to call, hold and convene a special meeting of the Company's stockholders to consider the approval of this Agreement and the Merger (the "Stockholders' Meeting"), to be held as promptly as practicable after the mailing of the Proxy Statement to its stockholders, but in no event later than June 19, 2006 (unless the Stockholders' Meeting is adjourned or postponed in accordance with the provisions of this Section 5.3(a)); provided that, the Company shall not be in violation of the immediately preceding sentence if the Stockholders' Meeting is not held on or before June 19, 2006, because Parent failed to provide to the Company information regarding Parent for inclusion in the Proxy Statement (which information both Parent and the Company mutually agreed to include in the Proxy Statement) in order for the Proxy Statement to be distributed to holders of Company Common Stock on or before May 19, 2006. Subject to Section 4.2(d) and 5.3(b), the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 7.1(c), (i) the Company may adjourn or postpone the Stockholders' Meeting if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of capital stock of the Company represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders' Meeting, and (ii) Parent may require the Company to adjourn or postpone the Stockholders' Meeting if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) the condition set forth in Section 6.2(h) shall not be satisfied; provided that, in the event the Stockholders' Meeting is delayed to a date after the Initial Termination Date as a result of the reasons set forth in this sentence, then the Initial Termination Date shall be extended to a date no later than the


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fifth business day after the Initial Termination Date. Except as set forth in the immediately preceding sentence, the Company shall not postpone or adjourn the Stockholders' Meeting without the consent of Parent. The Company shall ensure that the Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited, by it in connection with the Stockholders' Meeting are solicited in compliance with the DGCL, its organizational documents and all other applicable laws.

          (b) Except to the extent expressly permitted by Section 4.2(d): (i) the Board of Directors of the Company shall unanimously recommend that the stockholders of the Company vote in favor of the approval of this Agreement and the Merger at the Stockholders' Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of the approval of this Agreement and the Merger at the Stockholders' Meeting, and
(iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company's Board of Directors that the stockholders of the Company vote in favor of the approval of this Agreement and the Merger.

     5.4 Third Party Consents; Approvals.

          (a) The Company shall use commercially reasonable efforts to assist Parent in promptly obtaining the written consent, waiver or approval from any party to a Company Contract identified on Schedule 3.1(z) of the Company Disclosure Schedule as requiring the consent, waiver of approval of another party thereto. Notwithstanding the foregoing, the Company and its Subsidiaries shall not, in obtaining any such consent, without the prior written consent of Parent, (i) take any action prohibited by Section 4.2, or (ii) otherwise modify or amend any Company Contract or agree to or incur any liability or obligation for which the Surviving Corporation would have any responsibility after the Effective Time.

          (b) Each party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Parent or the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     5.5 Employee and Benefit Plan Matters.

          (a) Parent and the Company agree that all employees of the Company and its Subsidiaries immediately prior to the Effective Time shall continue to be employed by the Surviving Corporation or its Subsidiaries immediately after the Effective Time solely on an "at will" basis, it being understood that the Surviving Corporation shall not have any obligations to continue employing such employees for any length of time thereafter.


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

          (b) Parent shall take such action as may be necessary so that on and after the Effective Time employees of the Company and its Subsidiaries immediately prior to the Effective Time who continue in the employment of the Surviving Corporation and its Subsidiaries after the Effective Time shall be provided employee benefits, plans and programs which, in the aggregate, are substantially comparable to those made available by Parent and its Subsidiaries to similar situated employees of Parent and its Subsidiaries.

          (c) Parent shall, no later than sixty days following the end of the calendar year that includes the Effective Time, pay to each employee of the Surviving Corporation or a Subsidiary thereof on and after the Effective Time who was an employee of the Company or a Subsidiary thereof immediately prior to the Effective Time and who, as of the Effective Time, had paid or incurred deductible(s) for benefits under the Company's or its Subsidiary's medical plan in the plan year that includes the Closing Date in an amount in excess of $500, an amount equal to the difference of (i) the amount equal to the sum of (A) the deductible(s) paid or incurred by such employee for benefits under the Company's or its Subsidiary's medical plan in the plan year that includes the Closing Date, and (B) the deductible(s) paid or incurred by such employee for benefits under the Range Resources Corporation Welfare Benefit Plan in the plan year that includes the Closing Date, minus (ii) $1,000.00 (to the extent such amount is a positive number).

          (d) Parent shall take all reasonable steps necessary to cause the Company's 401(k) plan to be merged with and into Parent's 401(k) plan in which employees of the Surviving Corporation will participate after the Effective Time on or before January 1, 2007 (it being expressly agreed that the participants in the Company's 401(k) plan shall be third party beneficiaries of this Section 5.5(d), each of whom may enforce the provisions of this Section 5.5(d)).

          (e) Parent has previously delivered to the Company copies of each of the letters offering employment to the employees of the Company listed on
Schedule 5.5 of the Parent Disclosure Schedule, and Parent will offer to employ such employees as of the Effective Time on the terms set forth in such letters.

          (f) In the event that, within the period beginning on the Effective Time and ending on the last day of the twelfth full calendar month following the calendar month in which the Effective Time occurs, any person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time, other than those employees listed on Schedule 5.5(f) of the Company Disclosure Schedule, incurs an "Involuntary Termination of Employment" (as defined in Parent's Employee Change of Control and Severance Pay Plan as in effect on the date of this Agreement) from the Surviving Corporation, then Parent shall pay severance benefits to such employee in an amount equal to one-half (1/2) of such employee's Base Salary (as defined in Parent's Employee Change of Control and Severance Pay Plan as in effect on the date of this Agreement).

          (g) Prior to the Effective Time, the Company will make cash payments to certain employees of the Company in the amounts set forth on Schedule 5.5(g) of the Company Disclosure Schedule.


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          (h) Immediately prior to the Effective Time, the Company will adopt
(or cause the sponsoring Subsidiary to adopt) a resolution fully vesting all employer contributions made prior to the Closing Date under the 401(k) plan in which employees of the Company and its Subsidiaries participate.

          (i) Parent and Company agree that Patrick J. Noyes ("Noyes") will resign as President, Chief Executive Officer and Chairman of the Board of Directors of the Company at the request of Parent as of the Effective Time and that (i) such resignation will be deemed to constitute an involuntary termination of employment other than for "Cause" for purposes of the Employment Agreement between Noyes and the Company dated October 1, 2005, (ii) Noyes will be entitled to the severance payment specified on Schedule 5.5(g) of the Company Disclosure Schedule and the health insurance continuation benefits specified in
Section 6(c) of that agreement, and (iii) all Company Options held by Noyes shall be fully vested and all restrictions on Company Restricted Stock held by Noyes shall lapse immediately prior to his resignation.

     5.6 Stock Options and Restricted Stock.

          (a) At the Effective Time, each then outstanding Company Option, whether vested or unvested, shall be (i) assumed by Parent in accordance with the terms and conditions of the applicable Company Stock Plan and option agreement, together with amendments thereto, by which it is evidenced, except that from and after the Effective Time, Parent and its Board of Directors or Compensation Committee, as the case may be, shall be substituted for the Company and its Board of Directors and Compensation Committee administering any such Company Stock Plan, and (ii) converted into an option to acquire the number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to such Company Option multiplied by the Exchange Ratio, which converted option shall be exercisable on the terms and conditions as were applicable under such Company Option and the applicable Company Stock Plan (except as described below) for the aggregate exercise price equal to the number of shares of Company Common Stock subject to such Company Option multiplied by the exercise price per share of Company Common Stock stated in such Company Option (such that, upon conversion of the Company Option into an option for an aggregate number of shares of Parent Common Stock, then the exercise price per whole share of Parent Common Stock for that converted option will be equal to the quotient of the exercise price per share of Company Common Stock stated in such Company Option divided by the Exchange Ratio). "Company Options" means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any Subsidiaries of the Company or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Company Stock Plans or any other contract or agreement entered into by the Company or any Subsidiaries of the Company. In the event that the exercise of any Company Option would result in the issuance of a fractional share of Parent Common Stock, then (i) if the Company Option is subject to a Company Stock Plan that addresses the treatment of such fractional share, such fractional share shall be treated in accordance with the terms of such Company Stock Plan, or (ii) if the Company Option is subject to a Company Stock Plan that does not address the treatment of such fractional share, such holder shall be entitled to receive a cash payment for such fractional share based upon the last reported sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. Notwithstanding the foregoing, in the case of


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any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. Except as otherwise set forth in this Section 5.6, the term, status as an "incentive stock option" under Section 422 of the Code, if applicable, all applicable restrictions or limitations on transfer and all other terms and conditions of the Company Options will, to the extent permitted by law and applicable agreements and plans and otherwise reasonably practicable, be unchanged. Notwithstanding the foregoing, all Company Options shall be fully exercisable immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this Section 5.6(a).

          (b) As soon as reasonably practicable following the Effective Time and in any event within two business days after the Effective Time, Parent shall cause the shares of Parent Common Stock issuable upon exercise of the Company Options to be assumed under paragraph (a) above that are held by holders the issuance to which is eligible to be covered on a Form S-8 to be registered on Form S-8 (or any successor form), and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding (it being expressly agreed that the holders of the assumed Company Options shall be third party beneficiaries of this Section 5.6(b), each of whom may enforce the provisions of this Section 5.6(b)).

          (c) As soon as reasonably practicable following the Effective Time, Parent shall deliver to each holder of an assumed Company Option an appropriate notice setting forth such holder's rights pursuant to such Company Option. The Company and Parent shall take all commercially reasonable actions which are necessary in order to effect the foregoing provisions of this Section 5.6 as of the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Options.

          (d) Concurrently with the execution and delivery of this Agreement, the Company is delivering to Parent the Option Cancellation Agreements and Option Modification Agreements listed on Schedule 5.6(d) of the Company Disclosure Schedule executed by the applicable optionees and shall take all actions necessary to enforce such agreements prior to the Effective Time. Within three days of the execution and delivery of this Agreement, the Company will deliver to Parent the Option Conditional Exercise Agreements listed on Schedule 5.6(d) of the Company Disclosure Schedule executed by the applicable optionees and shall take all actions necessary to enforce such agreements prior to the Effective Time.

          (e) All restrictions on shares of Company Restricted Stock shall lapse and the restricted period shall end immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the provisions of this Section 5.6(e).


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     5.7 Indemnification; Directors' and Officers' Insurance.

          (a) Parent agrees that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary of the Company or an employee of the Company or any Subsidiary of the Company or who acts as a fiduciary under any of the Company Employee Benefit Plans (each a "Company Indemnified Party") as provided in the Company's Certificate of Incorporation or Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect with respect to all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in such person's capacity as such occurring at or prior to the Effective Time. From and after the Effective Time, the Surviving Corporation shall be liable to pay and perform in a timely manner such indemnification obligations.

          (b) The obligations of Parent and the Surviving Corporation under this
Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 5.7 applies for a period of six years from the Effective Time without the consent of such affected Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

          (c) Within two days after the date of this Agreement, the Company shall execute and deliver to Parent letters changing the broker of record on the Company's directors' and officers' liability insurance policies to an insurance broker designated by Parent. Upon delivery of such letters, Parent shall use commercially reasonable efforts to arrange to procure, and shall prior to the Effective Time procure (and the Company shall cooperate prior to the Effective Time in these efforts), through such insurance broker designated by Parent a run-off directors' and officers' liability insurance policy for the Company's current policies to be effective from and after the Effective Time with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance, which policy, without any lapse in coverage, will provide coverage for a period of six years after the Effective Time (or the Surviving Corporation otherwise will maintain coverage for such period) and contain terms and conditions which are substantially comparable to the Company's existing directors' and officers' liability insurance policy.

          (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, Parent shall ensure that proper provisions shall be made so that the successors and assigns of the Surviving Corporation or all or substantially all of its assets shall assume the obligations set forth in this Section 5.7 (it being agreed that this Section 5.7(d) shall be deemed satisfied if such obligations become the obligations of any such successor or assign by operation of law).


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     5.8 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

     5.9 Public Announcements. The parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other parties, except as may be reasonably determined to be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other parties are notified promptly by the disclosing party of such press release or public statement. Notwithstanding the foregoing, the parties hereto acknowledge and agree that, (a) promptly following the execution and delivery of this Agreement by all of the parties hereto, each of Parent and the Company shall issue separate press releases announcing the execution and delivery of this Agreement (provided that, prior to the public dissemination of each such press release, each shall provide to the other a draft of such press release and an opportunity to provide comments thereon, which comments such party shall not unreasonably refuse to incorporate into such disclosure), (b) within four business days after the date of this Agreement, Parent shall file with the SEC a Current Report on Form 8-K to disclose this Agreement and attach a copy of the press release to such Form 8-K, and (c) on the date the Proxy Statement is mailed to holders of Company Common Stock, Parent shall file an amendment to such Form 8-K attaching a copy of this Agreement (but not the Company Disclosure Schedule or Parent Disclosure Schedule) as an exhibit to such Form 8-K amendment.

     5.10 Other Actions. Except as contemplated by this Agreement, neither Parent nor the Company shall, nor shall Parent or the Company permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied. Subject to the terms of this Agreement, each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in this Agreement.

     5.11 Notification of Certain Matters; Governmental Filings. Parent and the Company, as the case may be, shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event constituting or which could reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be. The Company agrees to give prompt notice to Parent of, and to use its commercially reasonable efforts to prevent or promptly remedy, (a) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.2(a) or 6.2(b); provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Parent agrees to give prompt notice to the Company of, and to use its commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur,


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

of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.3(a) or 6.3(b); provided, however, that the delivery of any notice pursuant to this
Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Parent and the Company shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     5.12 Conveyance Taxes. Parent and the Company will (a) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, (b) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any applicable exemptions to any such Tax or fee, and (c) each pay any such Tax or fee which becomes payable by it on or before the Effective Time.

     5.13 Plan of Reorganization and Certain Tax Matters.

          (a) Parent and the Company represent and agree:

               (i) Parent and the Company shall each use their reasonable best efforts to cause the Integrated Transaction to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and before or after the Effective Time, neither Parent nor the Company shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could cause the Integrated Transaction to fail to qualify as a reorganization under Section 368(a) of the Code.

               (ii) Parent and the Company shall comply with the record keeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

               (iii) This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g) and an integrated plan within the meaning of Rev. Rul. 2001-46.

               (iv) In connection with the delivery by Thompson & Knight LLP, Tax counsel to the Company (or, if Thompson & Knight LLP is not able to deliver such opinion, such other legal counsel that is reasonably acceptable to the Company), of the opinion of counsel pursuant to Section 6.1(c), officers of Parent, Merger Sub and the Company shall execute and deliver to Thompson & Knight LLP or such other legal counsel certificates substantially in the form agreed to by the parties and such law firm at such time or times as may reasonably be requested by such law firm, including prior to the Effective Time (which certificates shall not, without the consent of the party delivering the certificate, which consent shall not be unreasonably withheld, cover matters in addition to those set forth in this Section 5.13 (or cover such matters more broadly than this Section 5.13) with respect to such party).


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

               (v) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes that become payable in connection with the Integrated Transaction that are required or permitted to be filed on or before the Effective Time. Each of Merger Sub and the Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any governmental entity that becomes payable in connection with the Integrated Transaction (excluding, for the avoidance of doubt, any Tax imposed on the holders of Company Common Stock).

          (b) Parent and Merger Sub represent, with respect to themselves and their Subsidiaries, and agree that:

               (i) The Merger and the LLC Sub Merger will be carried out strictly in accordance with this Agreement, and there are no other written or oral agreements relating to the Merger or the LLC Sub Merger other than those expressly referred to in this Agreement.

               (ii) The Merger and the LLC Sub Merger are a part of an integrated plan for Parent to acquire the assets of the Company. The parties intend that, provided the continuity of interest requirement set forth in Treasury Regulation Section 1.368-1(e) is met, the Merger and the LLC Sub Merger will together be treated, for federal income tax purposes, as if parent had directly acquired the Company's assets through a "statutory merger" as that term is used in Section 368(a)(1)(A) of the Code.

               (iii) Following the Integrated Transaction, Parent, LLC Sub or one or more members of Parent's "qualified group" (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)) will either continue the historic businesses or use a significant portion of the Company's assets in a business within the meaning of Treasury Regulation Section 1.368-1(d).

               (iv) In connection with the Merger, no shares of Company Common Stock have been acquired or will be acquired by Parent or a Parent Related Person for consideration other than shares of Parent Common Stock other than (A) the Cash Consideration, (B) cash in lieu of fractional shares of Parent Common Stock paid pursuant to Section 2.6, (C) consideration paid to holders of Appraisal Shares pursuant to Section 262 and (D) amounts payable pursuant to the Registration Rights Agreement. Parent has no stock repurchase program and has no current plan or intention to adopt such a plan other than a stock repurchase program that complies with Rev. Rul. 99-58.

               (v) Neither Parent nor any Parent Related Person will in connection with the Merger purchase, redeem or otherwise acquire any of the Parent Common Stock that is issued in the Merger other than any fractional share for which Parent or any such related person pays cash as part of the Merger or other than in open market purchases of Parent Common Stock that are described in Rev. Rul. 99-58.


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

               (vi) The payment of cash in lieu of fractional shares of Parent Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and is not separately bargained for consideration.

               (vii) Neither Parent nor Merger Sub will, when the Merger occurs, be an "investment company," within the meaning of Section 368(a)(2)(F) of the Code, and will not at that time be under the jurisdiction of a court in a title 11 or similar case, within the meaning of Section 368(a)(3)(A) of the Code.

               (viii) There is no intercorporate indebtedness existing between Parent and the Company that was issued, acquired or will be settled at a discount.

               (ix) None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Parent Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of the Company who continue as employees of the Surviving Corporation following the Merger and LLC Sub Merger will be for services actually rendered and will not exceed amounts paid to third parties bargaining at arm's length for similar services.

               (x) The assumption of liabilities of the Company pursuant to the Merger and LLC Sub Merger is for a bona fide business purpose and the principal purpose of the assumption is not the avoidance of federal income tax on the transfer of assets of the Company to LLC Sub pursuant to the Merger and the LLC Sub Merger.

               (xi) No liabilities of any person other than the Company will be assumed by LLC Sub in the Merger and the LLC Sub Merger, and none of the shares of Company Common Stock to be surrendered in exchange for Parent Common Stock in the Merger will be subject to any liabilities.

               (xii) Parent and Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

               (xiii) Neither Parent nor any Parent Related Person owns, nor has it owned during the past year, any shares of stock of the Company. Neither Parent nor any Parent Related Person has caused any other person or entity to acquire stock of the Company on behalf of Parent or any Parent Related Person, and will not directly or indirectly acquire any stock of the Company in connection with the Merger, except as described in this Agreement.

               (xiv) Parent has not, directly or indirectly, transferred any cash or property to the Company (or any entity controlled directly or indirectly by the Company) for less than full and adequate consideration and has not made any loan to the Company (or any entity controlled directly or indirectly by the Company) in anticipation of the Merger.

               (xv) Merger Sub is a Delaware corporation wholly and directly owned by Parent and has been newly formed solely to consummate the Merger. Prior to the Effective Time, Merger Sub will have no assets other than cash to satisfy capital requirements under state


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

law, and has not, and will not, conduct any business activities or other operations of any kind other than the issuance of its stock to Parent or as otherwise expressly required by this Agreement.

               (xvi) At the Effective Time, Merger Sub will not have or issue any warrants, options, convertible securities or any other type of right pursuant to which any person or entity could acquire any stock in Merger Sub.

               (xvii) Parent has no plan or intention to liquidate or merge the Company or LLC Sub with or into another corporation (other than the merger of the Company with and into LLC Sub pursuant to the LLC Sub Merger) or to sell or otherwise dispose of any of the assets of the Company, except for (A) dispositions made in the ordinary course of business, (B) sales to a person or entity other than a Subsidiary of Parent or (C) transfers described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k).

               (xviii) Parent is paying no consideration for the shares of the Company Common Stock other than (A) the Merger Consideration, (B) amounts paid in respect of Appraisal Shares pursuant to Section 262 and (C) any amounts payable pursuant to the Registration Rights Agreement.

               (xix) No stock or securities of Parent will be issued for any indebtedness owed to any Company stockholder in connection with the Merger.

               (xx) No stock of Merger Sub will be issued to any person or entity other than Parent in connection with the Merger.

               (xxi) After the Effective Time, and at all times prior to and as of the effective time of the LLC Sub Merger (the "Second Effective Time"), Parent will be a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Subject to the accuracy of the representations made by the Company in Section 3.1(a) of this Agreement, after the Effective Time, and at all times prior to the Second Effective Time, the Surviving Corporation will be a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

               (xxii) After the Effective Time, and at all times prior to the Second Effective Time, the Surviving Corporation's issued and outstanding capital stock will consist solely of 10,000 shares of common stock, all of which will be owned directly by Parent.

               (xxiii) After the Effective Time, and at all times prior to the Second Effective Time, the Surviving Corporation will not dispose of any assets held by the Surviving Corporation.

               (xxiv) After the Effective Time, and at all times prior to the Second Effective Time, the Surviving Corporation will not incur any additional liabilities, other than liabilities incurred in the ordinary course of business.


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               (xxv) After the Effective Time, and at all times prior to the
Second Effective Time, there will be no indebtedness existing between the Surviving Corporation and Parent.

               (xxvi) After the Second Effective Time, LLC Sub will not transfer any of the assets of the Surviving Corporation except for (A) dispositions made in the ordinary course of business, (B) sales to a person or entity other than a Subsidiary of Parent or (C) transfers described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k)..

               (xxvii) No stock or securities of Parent issued in connection with the Merger will be issued to any Company stockholder for services rendered to or for the benefit of Parent, Merger Sub or the Company (except to the extent of outstanding Company Options described in Section 5.6 and Company Restricted Stock).

               (xxviii) For federal tax purposes, LLC Sub is classified as disregarded as an entity separate from Parent in accordance with Treasury Regulation Section 301.7701-3 and neither Parent nor LLC Sub has any plan or intention to change the classification of LLC Sub as a disregarded entity for federal tax purposes.

     For purposes of this Section 5.13(b), a "Parent Related Person" with respect to Parent or Merger Sub shall mean:

               (i) a corporation that, immediately before or immediately after a purchase, exchange, redemption, or other acquisition of Parent Common Stock, is a member of an Affiliated Group (as defined herein) of which Parent (or any successor corporation) is a member, or

               (ii) a corporation in which Parent (or any successor corporation), owns, or which owns with respect to Parent (or any successor corporation), directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of Parent (or any successor) or such corporation, a proportionate share of the stock owned by entities in which Parent (or any successor) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options.

          (c) The Company represents, with respect to itself and its Subsidiaries, and agrees that:

               (i) The Merger will be carried out strictly in accordance with this Agreement and the Company is not a party to any other written or oral agreements regarding the Merger other than those expressly referred to in this Agreement.

               (ii) The Merger and the LLC Sub Merger are part of an integrated plan for Parent to acquire the assets of the Company. The parties intend that, provided the continuity of interest requirement set forth in Treasury Regulation
Section 1.368-1(e) is met, the Merger and the LLC Sub Merger will be treated, for federal income tax purposes, as if Parent had


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

directly acquired the Company's assets through a "statutory merger" as that term in used in Section 368(a)(1)(A) of the Code.

               (iii) Neither the Company nor any Company Related Person has redeemed or acquired any Parent Common Stock or any Company Common Stock since September 23, 2005, or otherwise in connection with the Merger.

               (iv) The Company has not made any distribution with respect to Company Common Stock since September 23, 2005, or otherwise in connection with the Merger.

               (v) The liabilities of the Company assumed by LLC Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

               (vi) There is no intercorporate indebtedness existing between Parent and the Company that was issued, acquired or will be settled at a discount.

               (vii) The fair market value and the federal income tax basis of the assets of the Company to be transferred to LLC Sub in the Merger and the LLC Sub Merger will equal or exceed the sum of the liabilities assumed by LLC Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

               (viii) None of the compensation received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Common Stock; none of the shares of Parent Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of the Company who continue as employees of the Surviving Corporation following the Merger and the LLC Sub Merger will be for services actually rendered and will not exceed amounts paid to third parties bargaining at arm's length for similar services.

               (ix) The payment in lieu of fractional shares of Parent Common Stock in the Merger is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and is not separately bargained for consideration.

               (x) The Company will not, when the Merger occurs, be an "investment company," within the meaning of Section 368(a)(2)(F) of the Code, and will not at that time be under the jurisdiction of a court in a title 11 or similar case, within the meaning of Section 368(a)(3)(A) of the Code.

               (xi) The assumption of liabilities of the Company pursuant to the Merger and the LLC Sub Merger is for a bona fide business purpose and the principal purpose of the assumption is not the avoidance of federal income tax on the transfer of assets of the Company to LLC Sub pursuant to the Merger and the LLC Sub Merger.

               (xii) No liabilities of any person other than the Company will be assumed by LLC Sub in the Merger and the LLC Sub Merger, and none of the shares of


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Company Common Stock to be surrendered in exchange for Parent Common Stock in the Merger will be subject to any liabilities.

               (xiii) The Company and Company stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

               (xiv) No debt of the Company is guaranteed by any Company stockholder.

               (xv) The Company owns no Parent Common Stock.

               (xvi) No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent and the Surviving Corporation from continuing the historic business of the Company or from using a significant portion of the Company's historic business assets in a business following the Integrated Transaction, within the meaning of Treasury Regulation Section 1.368-1(d).

               (xvii) The fair market value of the assets of the Company transferred to Merger Sub in the Integrated Transaction will equal or exceed the sum of the liabilities assumed or paid by Parent or Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

               (xviii) The total adjusted basis of the assets of the Company transferred to Merger Sub in the Integrated Transaction will equal or exceed the sum of the liabilities assumed or paid by Parent or Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

               (xix) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

               (xx) No stock or securities of the Company will be issued to any Company stockholder for services rendered to or for the benefit of Parent, Merger Sub, or the Company in connection with the Merger (except to the extent of outstanding Company Options described in Section 5.6 and Company Restricted Stock).

               (xxi) No stock or securities of Parent or of the Company will be issued to any Company stockholder for any indebtedness owed to any Company stockholder in connection with the Merger.

               (xxii) No assets were transferred to the Company, nor did the Company assume any liabilities, in anticipation of the Merger.

               (xxiii) At one or more times during the five-year period leading up to and ending as of the Effective Time of the Merger, the Company was a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.


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               (xxiv) At the Effective Time, except as contemplated by Section
3.1(b)(i), the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person or entity could acquire stock in the Company.

     For purposes of this Section 5.13(c), a "Company Related Person" with respect to the Company shall mean:

          (x) a corporation that, immediately before or immediately after a purchase, exchange, redemption, or other acquisition of the Company Common Stock, is a member of an Affiliated Group (as defined herein) of which the Company (or any successor corporation) is a member, or

          (y) a corporation in which the Company (or any successor corporation), owns, or which owns with respect to the Company (or any successor corporation), directly or indirectly, immediately before or immediately after the relevant purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of the Company (or any successor) or such corporation, a proportionate share of the stock owned by entities in which the Company (or any successor) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options.

     For purposes of Section 5.13(b) and (c), "Affiliated Group" shall mean one or more chains of corporations connected through stock ownership with a common parent corporation, but only if:

          (aa) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and

          (bb) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

     For purposes of the preceding sentence, "stock" does not include any stock that (a) is not entitled to vote, (b) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (c) has redemption and liquidation rights that do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and (d) is not convertible into another class of stock.

          (d) In no event will the aggregate Liquidated Damages (as defined in the Registration Rights Agreement) that are paid in cash and other damages that are paid in cash under the Registration Rights Agreement and under this Agreement exceed an amount that would prevent the Merger from satisfying the continuity of interest requirement under Treasury Regulation Section 1.368-1(e). Such continuity of interest determination shall be made by the Tax counsel that delivered the opinion of counsel described in Section 6.1(c) of this Agreement or such other Tax counsel as may be selected by Parent in its reasonable discretion. To the extent that Liquidated Damages and such other damages cannot be paid in cash, they will be paid in shares of Parent Common Stock using the Fair Market Value (as defined in the Registration


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Rights Agreement) on the dates they accrue. Notwithstanding the foregoing, if the Company does not receive the opinion of counsel described in Section 6.1(c) of this Agreement, then this Section 5.13(d) shall not apply and shall have no effect.

     5.14 Financing. Prior to the Closing, the Company shall reasonably cooperate with Parent, Parent's financing sources, and Parent's auditors and attorneys in connection with Parent's financing efforts with respect to the Merger. Without limiting the generality of the foregoing, the Company shall provide, and the Company shall instruct its auditors to provide, to Parent such financial and other information that Parent reasonably requests for inclusion in any materials, including offering materials for the issuance of debt securities, to be used by Parent in connection with such financing. In addition, the Company shall, to the extent reasonably requested by Parent, use its best efforts to cause the Company's auditors to provide the consent of such auditors to the inclusion of any financial statements of the Company in any such materials used by Parent.

     5.15 Resignations. At or prior to the Closing, the Company shall obtain the resignation, effective as of a time no later than the Effective Time, of each of its and its Subsidiaries' officers, directors and limited liability company managers, including those persons whose names are listed on Schedule 3.1(a) of the Company Disclosure Schedule, from all such positions such persons hold with the Company and each such Subsidiary, including offices, board positions and committee positions (but not including any person's employment with the Company or any such Subsidiaries).

     5.16 Hedge Transactions. The Company has entered into the transactions set forth on Schedule 3.1(x) of the Company Disclosure Schedule (the "Hedge Transactions"), each of which is subject to either the ISDA Master Agreement dated as of August 12, 2005 between the Company and BNP Paribas or the ISDA Master Agreement dated as of February 23, 2006 between the Company and JPMorgan Chase Bank, National Association ("JPMorgan"). The Company shall use commercially reasonable efforts to promptly cause BNP Paribas and JPMorgan to enter into a Novation Agreement with the Company, on terms acceptable to Parent, pursuant to which all rights, liabilities, duties and obligations of BNP Paribas under and in respect of each Hedge Transaction entered into between the Company and BNP Paribas will be transferred to JPMorgan by novation, effective as of prior to the Closing. The Company shall use commercially reasonable efforts to cause all Hedge Transactions outstanding between the Company and JPMorgan at the Closing to terminate no later than the close of business on the Closing Date.

     5.17 Sparling Stock Voting Agreement. The Company shall use commercially reasonable efforts to obtain the signature of Donald P. Sparling to the Stock Voting Agreement as soon as practicable after the date hereof and shall, once obtained, furnish the Stock Voting Agreement executed by Donald P. Sparling and the Company to Parent.


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                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. The Stockholder Approval shall have been obtained.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Entity and shall remain in effect, and no federal, state, local, municipal, foreign or other law, statute, rule, regulation or decree that makes consummation of the Merger illegal shall have been enacted, adopted or deemed applicable to the Merger and shall remain in effect.

          (c) Opinion of Counsel. The Company shall have received the opinion of Thompson & Knight LLP, counsel to the Company (or, if Thompson & Knight LLP is not able to deliver such opinion, such other legal counsel that is reasonably acceptable to the Company), in form and substance reasonably satisfactory to the Company dated as of the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, as applicable, to the effect that (i) the Integrated Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a "party to the reorganization" within the meaning of Section 368 of the Code. In rendering the opinion described in this
Section 6.1(c), Thompson & Knight LLP (or such other legal counsel) shall have received and may rely upon the representations and agreements referred to in
Section 5.13, provided, however, that this Section 6.1(c) shall not be a condition to Closing if the number of shares of Parent Common Stock that is to be paid as Merger Consideration, after giving effect to clause (y) of Section 2.1(b), is less than the number required in order for the Merger and the LLC Sub Merger to satisfy the continuity of interest requirement under Treasury Regulation Section 1.368-1(e) (provided that the determination of whether the number of shares of Parent Common Stock that are to be paid as Merger Consideration, after giving effect to clause (y) of Section 2.1(b), is sufficient in order for the Merger and the LLC Sub Merger to satisfy such requirement must be made by no later than five business days after the date that the Stockholder Approval is obtained and if such determination is not made on or before such time this Section 6.1(c) shall not be a condition to Closing).

     6.2 Conditions of Obligations of Parent. The obligations of Parent to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

          (a) Representations and Warranties of the Company. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and


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warranties speak as of an earlier date, in which case such representations and warranties shall remain true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date except for inaccuracies of representations or warranties the circumstances giving rise to which or the effects of which, individually or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect (provided that, in determining the accuracy of such representations and warranties for purposes of this Section 6.2(a), all "Company Material Adverse Effect" and materiality qualifications contained in such representations and warranties shall be disregarded), and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Approvals. The Company shall have delivered to Parent certified copies of resolutions duly adopted by the Company's Board of Directors and stockholders evidencing the approval of this Agreement and the Merger and the other transactions contemplated hereby.

          (d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since December 31, 2005, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

          (e) Consulting Agreement. The Consulting Agreement shall remain in full force and effect.

          (f) Non-Competition Agreement. The Non-Competition Agreement shall remain in full force and effect.

          (g) Noyes Waiver Agreement. The waiver agreement executed by Patrick
J. Noyes on the date of this Agreement shall remain in full force and effect.

          (h) Appraisal Shares. The aggregate number of Appraisal Shares shall not exceed 7% of the total number of shares of Company Common Stock issued and outstanding as of the record date for the Company Stockholders' Meeting and entitled to vote on the proposed Merger at such meeting.

          (i) Third Party Consents. All consents, waivers and approvals of third parties with respect to the transactions contemplated hereby listed on Schedule 6.2(i) of the Company Disclosure Schedule shall have been obtained, shall be in full force and effect, shall not have been revoked, shall be in form and substance reasonably satisfactory to Parent, and, if obtained by the Company or its Subsidiaries, copies thereof shall have been delivered to Parent.

          (j) No Litigation. There shall not be pending or threatened any material suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the


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consummation of the Merger or any of the other transactions contemplated by this
Agreement; (ii) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that are material to Parent; (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which, if adversely determined, could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

          (k) Resignations. The Company shall have delivered to Parent the written resignation, effective as of a time no later than the Effective Time, of each officer, director and limited liability company manager of the Company and the Company's Subsidiaries from any and all such positions each such person shall hold with the Company and each such Subsidiary, including offices, board positions and committee positions (but not including any person's employment with the Company or any such Subsidiaries), which resignations shall be in form and substance reasonably satisfactory to Parent.

          (l) Blue Sky Approvals. Parent shall have received all state and foreign securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

          (m) Option Modification Agreements, Option Conditional Exercise Agreements and Option Cancellation Agreements. The Option Modification Agreements, Option Conditional Exercise Agreements and Option Cancellation Agreements listed on Schedule 5.6(d) of the Company Disclosure Schedule shall be in full force and effect.

     6.3 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

          (a) Representations and Warranties of Parent and Merger Sub. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall remain true and correct as of such earlier date) as of the Closing Date as though made on and as of the Closing Date except for inaccuracies of representations or warranties the circumstances giving rise to which or the effects of which, individually or in the aggregate, could not reasonably be expected to result in a Parent Material Adverse Effect (provided that, in determining the accuracy of such representations and warranties for purposes of this Section 6.3(a), all "Parent Material Adverse Effect" and materiality qualifications contained in such representations and warranties shall be disregarded), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.


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          (c) Approvals. Parent shall have delivered to the Company certified copies of resolutions duly adopted by Parent's Board of Directors evidencing the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

          (d) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since December 31, 2005, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to such effect.

          (e) Registration Rights Agreement. The Registration Rights Agreement shall remain in full force and effect.

                                   ARTICLE VII
                            TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval (except with respect to Section 7.1(g), in which case the termination must be prior to receipt of the Stockholder Approval):

          (a) by mutual written consent of Parent and the Company, or by mutual action of their respective Boards of Directors;

          (b) by either Parent or the Company if (i) any Governmental Entity shall have issued any order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party until such party has used all reasonable efforts to remove such order, decree, ruling or other action; or (ii) (A) the Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof, or (B) if at a duly held meeting of the Company's stockholders, no vote shall have been taken in respect of the Stockholder Approval; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Company if the Company's failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure to obtain the Stockholder Approval;

          (c) by Parent or the Company if the Merger shall not have been consummated (i) by August 1, 2006 or such other date, if any, as the Company and Parent shall agree (the "Initial Termination Date") or (ii) if the Initial Termination Date is extended pursuant to Section 5.3(a), by the date to which the Initial Termination Date is extended pursuant to Section 5.3(a); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (d) by Parent if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied


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with or performed by the Company at or prior to such date of termination
(provided that such breach has not been, or cannot be, cured within 15 days following receipt by the Company of notice of such breach (but in any event not later than the Initial Termination Date, as such may be extended pursuant to
Section 5.3(a)) and is existing at the time of termination of this Agreement);
(ii) any representation or warranty of the Company contained in this Agreement shall not be true in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Company Material Adverse Effect" and materiality qualifications contained in such representations and warranties shall be disregarded) when made on or at the time of termination as if made on such date of termination (except to the extent it relates to a particular date), provided (A) such breach has not been, or cannot be, cured within 15 days following receipt by the Company of notice of such breach (but in any event not later than the Initial Termination Date, as such may be extended pursuant to Section 5.3(a)) and is existing at the time of termination of this Agreement and (B) the condition provided in Section 6.2(a), other than the provision relating to receipt of a certificate, would not be satisfied if Closing were to occur on the day on which Parent gives the Company notice of such termination; or (iii) after the date hereof there has been any Company Material Adverse Effect;

          (e) by the Company if (i) Parent or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been, or cannot be, cured within 15 days following receipt by Parent of notice of such breach (but in any event not later than the Initial Termination Date, as such may be extended pursuant to Section 5.3(a)) and is existing at the time of termination of this Agreement); (ii) any representation or warranty of Parent or Merger Sub contained in this Agreement shall not be true in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Parent Material Adverse Effect" and materiality qualifications contained in such representations and warranties shall be disregarded) when made or on or at the time of termination as if made on such date of termination (except to the extent it relates to a particular date), provided (A) such breach has not been, or cannot be, cured within 15 days following receipt by Parent of notice of such breach (but in any event not later than the Initial Termination Date, as such may be extended pursuant to Section 5.3(a)) and is existing at the time of termination of this Agreement and (B) the condition provided in Section 6.3(a), other than the provision relating to receipt of a certificate, would not be satisfied if Closing were to occur on the day on which the Company gives Parent notice of such termination; or (iii) after the date hereof there has been any Parent Material Adverse Effect;

          (f) by Parent in the event that (i) the Board of Directors of the Company shall have failed to reaffirm publicly its approval, as soon as reasonably practicable, and in no event later than three business days, after Parent's request for such reaffirmation, of the Merger and the transactions contemplated by this Agreement, or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of the Company shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that the Company stockholders approve this Agreement and the Merger, or (iii) the Board of Directors of the Company shall have a Change of Recommendation, or (iv) the Board of Directors of the Company, within ten business days after commencement of any tender or exchange offer for any shares of Company Common Stock, shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or shall have taken no position with respect to the acceptance of such


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tender or exchange offer by its stockholders, or (v) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal other than the Merger, or (vi) the Company shall have entered into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal, or (vii) the Company shall have failed to hold the Stockholders' Meeting as promptly as practicable and in any event by no later than July 1, 2006;

          (g) by the Company if, prior to receipt of the Stockholder Approval,
(i) the Board of Directors of the Company shall have concluded in good faith (after consultation with and the receipt of advice from its outside legal counsel and its financial advisor) that it has received a Superior Offer, (ii) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of Section 4.2 and this Section 7.1(g), to enter into a binding written agreement concerning the Superior Offer and the Company shall have provided to Parent written notice which shall expressly state (A) that it has received a Superior Offer, (B) the material terms and conditions of the Superior Offer (including the most current version of any definitive agreement proposed to be entered into in connection therewith and any subsequent amendments or modifications) and the identity of the person, entity or Group making the Superior Offer, and (C) that it intends to enter into a binding written agreement with respect to such Superior Offer, (iii) the Company shall have made available to Parent all materials and information made available to the person, entity or Group making the Superior Offer in connection with such Superior Offer that were not previously made available to Parent, (iv) at least five business days shall have elapsed since the Company provided the written notice described in clause (ii) of this Section 7.1(g) and Parent shall not have made an offer that the Board of Directors of the Company shall have concluded in good faith (following consultation with and receipt of advice from its financial advisor and outside legal counsel) is at least as favorable, from a financial point of view, to the Company stockholders as such Superior Offer, (v) the Company (A) shall not have breached the provisions set forth in Section 4.2(a) or Section 4.2(c)), (B) shall not have breached, in any material respect, any other provisions set forth in Section 4.2, and (C) shall not then be in breach of Section 4.2, and (vi) the Company shall have tendered to Parent payment in full of the amount specified in Section 7.2 concurrently with delivery of notice of termination pursuant to this Section 7.1(g).

A terminating party shall provide written notice of termination to the other party specifying the reason for such termination. In exercising its termination rights under Section 7.1(b)(ii) or Section 7.1(f), Parent may condition the effectiveness of any such termination upon receipt of the Termination Fee that is payable to Parent pursuant to Section 7.2(b) or the portion of the Termination Fee that is payable to Parent pursuant to Section 7.2(c) upon the termination of this Agreement.

     7.2 Effect of Termination.

          (a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) with respect to this Section 7.2, the second and third sentences of Section 5.2, and Article VIII, and (ii) to the extent that such termination results from the breach by a party hereto of any of its representations or warranties or


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

of any of its covenants or agreements contained in this Agreement, in which case such party shall remain liable for its breach notwithstanding the termination.

          (b) (i) If (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(ii), (B) Parent terminates this Agreement pursuant to
Section 7.1(f) or (C) the Company terminates this Agreement pursuant to Section 7.1(c) and, at the time of such termination, Parent is entitled to terminate this Agreement pursuant to Section 7.1(b)(ii) or 7.1(f); and as to either of clauses (A), (B) or (C) above, prior to the termination of this Agreement, an Acquisition Proposal has been proposed to the Company or otherwise publicly announced or communicated to the holders of Company Common Stock; or

          (ii) If the Company terminates this Agreement pursuant to Section 7.1(g);

then, subject to Section 7.2(c), the Company shall pay to Parent an amount equal to the product of (A) 0.03 multiplied by (B) the sum of (1) the Total Merger Consideration Value (provided that, for purposes of calculating the Total Merger Consideration Value, the number of Company Closing Shares shall be deemed to be the number of shares of Company Common Stock issued and outstanding on the business day immediately preceding the date of termination of this Agreement, and "Average Closing Price" shall be deemed to mean the average of the daily closing prices for the shares of Parent Common Stock for the fifteen consecutive full trading days on which such shares are actually traded on the NYSE (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) ending at the close of trading on the fifth trading day prior to the date written notice of termination of this Agreement is delivered by the party electing to terminate this Agreement), plus
(2) an amount equal to the difference of (a) the product of (x) the total number of shares of Company Common Stock that are subject to Company Options that are outstanding on the business day immediately preceding the date of termination of this Agreement, multiplied by (y) the Per Share Cash Value, minus (b) the aggregate exercise price for all of such Company Options (the "Termination Fee"). If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 7.2 in connection with a termination by Parent, the Termination Fee shall be paid in same-day funds no later than one business day after the date written notice of termination of this Agreement is delivered by Parent to the Company. If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 7.2 in connection with a termination by the Company or pursuant to subsection (b)(ii) of this Section 7.2, the Termination Fee shall be paid in same-day funds concurrently with the delivery of the notice of termination, and as a condition precedent to the effectiveness of any termination, of this Agreement.

          (c) If (i) Parent or the Company terminates this Agreement pursuant to
Section 7.1(b)(ii), (ii) Parent terminates this Agreement pursuant to Section 7.1(f) other than under the circumstances described in any of clauses (iv), (v) or (vi) of Section 7.1(f), or (iii) the Company terminates this Agreement pursuant to Section 7.1(c) and, at the time of such termination, Parent is entitled to terminate this Agreement pursuant to Section 7.1(b)(ii) or 7.1(f), and, prior to the termination of this Agreement, an Acquisition Proposal has not been proposed to the Company or otherwise publicly announced or communicated to the holders of Company Common Stock, then the Company shall pay to Parent an amount equal to the product of (A) 0.30 multiplied by (B) the Termination Fee, with such payment to be made, if the termination is


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by the Company, in same-day funds concurrently with the delivery of the notice of termination, and as a condition precedent to the effectiveness of any termination, of this Agreement or, if the termination is by Parent, in same-day funds no later than one business day after the date written notice of termination of this Agreement is delivered by Parent to the Company; provided that, if the Company shall consummate an Acquisition Proposal within twelve months of the date of such termination, then the Company shall pay, in addition to the amount described above in this sentence, an amount equal to the balance of the Termination Fee in same-day funds at or prior to the date of the consummation of such Acquisition Proposal.

          (d) The parties hereto acknowledge that the agreements contained in paragraphs (b) and (c) of this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. Accordingly, if the Company fails to pay promptly any fee payable by it pursuant to this Section 7.2, then the Company shall pay to Parent Parent's costs and expenses (including attorneys' fees) in connection with collecting such fee, together with interest on the amount of the fee at the rate of LIBOR plus 150 basis points from the date such payment was due under this Agreement until the date of payment. The fees payable by the Company pursuant to this Section 7.2 shall be paid by the Company without reservation of rights or protests, and the Company upon making any such payment shall be deemed to have released and waived any and all claims that it may have to recover such amounts.

          (e) Nothing contained in this Section 7.2 shall constitute or shall be deemed to constitute liquidated damages for the breach by the Company of the terms of this Agreement or otherwise limit the rights of Parent.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Stockholder Approval, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.


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     8.2 Nonsurvival of Representations, Warranties and Agreements. Subject to
the remaining provisions of this Section 8.2, the representations, warranties and agreements in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Article II and Sections 5.5, 5.6, 5.7 and 5.13 and Article VIII. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

     8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (i) when so delivered personally, (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or
(iii) five business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

          (a)  if to Parent or Merger Sub, to:

               Range Resources Corporation
               777 Main Street
               Suite 800
               Fort Worth, Texas 76102
               Facsimile: (817) 810-1950
               Attention: Rodney L. Waller

          with a copy to:

               Rodney L. Moore
               Vinson & Elkins L.L.P.
               Trammell Crow Center
               2001 Ross Avenue, Suite 3700
               Dallas, Texas 75201-2975
               Facsimile: (214) 220-7716


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          and (b) if to the Company, to:

               Stroud Energy, Inc.
               801 Cherry Street, Suite 3800
               Fort Worth, Texas 76102
               Facsimile: Patrick J. Noyes
               Attention: (817) 882-8811

          with a copy to:

               Thompson & Knight L.L.P.
               1700 Pacific Avenue
               Suite 3300
               Dallas, Texas 75201
               Fax No.: (214) 969-1751
               Attention: Joe Dannenmaier

     8.4 Interpretation.

          (a) Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

          (b) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Dallas, Texas time.


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     8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in Sections 5.5, 5.6, 5.7 and 5.13, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     8.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS
SECTION 8.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

     8.9 Consent to Jurisdiction; Venue. The parties hereto submit to the personal jurisdiction of the courts of the State of Texas and the Federal courts of the United States sitting in Tarrant County, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Texas court or, to the extent permitted by law, in such Federal court. The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

     Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Texas state or Federal court located in Tarrant County and the defense of an inconvenient forum to the maintenance of such claim in any such court.


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     8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     8.12 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its obligations hereunder in accordance with their specific terms or otherwise to comply with such obligations, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto consents to, in addition to any other remedies which may be available, the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof, without the necessity of posting bond or proving actual damages.

     8.13 Schedule Definitions. All capitalized terms in the Company Disclosure Schedule or Parent Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

     8.14 Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement.

     8.15 Defined Terms. As used herein, the following terms shall have the meanings set forth below:

     "Acceptable Title" means, as to each Stroud Oil and Gas Interest listed in the Company Reserve Reports, such right, title and interest that (i) is owned of record (either from the records of the applicable county and/or, in the case of state leases, from the General Land Office of the State of Texas or the applicable state office), (ii) which entitles the Company and its Subsidiaries to receive not less than the interest set forth in the Company Reserve Reports as the net revenue interest with respect to all of the oil, gas, and other Hydrocarbons produced, saved and marketed from or otherwise attributable to each unit or well, as the case may be, identified in the Company Reserve Reports,
(iii) obligates the Company and its Subsidiaries to pay costs and expenses attributable to the operation and development of such unit or well in an amount not greater than


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

the working interest set forth in the Company Reserve Reports, and (iv) except for Permitted Encumbrances, is free and clear of all Liens.

     "Defensible Title" means such right, title and interest that is (i) as to real property interests, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (ii) subject to Permitted Encumbrances, free and clear of all Liens.

     "Hydrocarbons" mean crude oil, natural gas, casinghead gas, condensate, natural gas liquids and other liquid or gaseous hydrocarbons.

     "Hydrocarbon Contracts" means (a) all Hydrocarbon Purchase Agreements, (b) all Hydrocarbon Sales Agreements, (c) all other Hydrocarbon processing agreements, exploration and development agreements, farmout or farmin agreements, participation agreements, drilling contracts, well line agreements, joint operating agreements, water disposal agreements, compressor agreements and joint bidding agreements directly related to the Stroud Oil and Gas Interests, or part thereof, (d) area of mutual interest agreements to which the Company or any of its Subsidiaries is a party or pursuant to which any of the Stroud Oil and Gas Interests are bound or subject and (e) all other Contracts materially affecting oil and gas operations on, or which impose any material monetary liability or obligation or other material liability or obligation with respect to the ownership in or operation of, the Stroud Oil and Gas Interests.

     "Hydrocarbon Purchase Agreement" means any material sales, purchase, exchange or marketing Contract that is currently in effect and under which the Company or any of its Subsidiaries is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the Ordinary Course of Business with a term of three months or less, terminable by the Company or its Subsidiary which is a party thereto without penalty on 30 days' notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm's-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).

     "Hydrocarbon Sales Agreement" means any material sales, purchase, exchange or marketing Contract that is currently in effect and under which the Company or any of its Subsidiaries is a seller of Hydrocarbons (other than "spot" sales agreements entered into in the Ordinary Course of Business with a term of six months or less, and which provide for a price not less than the price that would be received pursuant to an arm's-length contract for the same term with an unaffiliated third party purchaser).

     "Lien" means any lien, mortgage, security interest, pledge, deposit, claim, production payment, restriction, burden, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

     "Oil and Gas Interests" means: (i) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties (including revenues therefrom) and assets of any kind


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

and nature, direct or indirect, including working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests, (ii) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and Company Contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions, (iii) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing and (iv) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, regardless of location.

     "Oil and Gas Lease" means any Company Contract pursuant to which the Company or any of its Subsidiaries leases, has rights of ingress, egress, easement or passage, or otherwise has rights in or access to surface or subsurface real property and/or the Hydrocarbons or other minerals located thereon or thereunder for the purpose or use of exploration, drilling, production, gathering or transportation of Hydrocarbons, including each Company Contract and each amendment, ratification, settlement agreement and letter agreement pertaining thereto as listed in Schedule 8.15 of the Company Disclosure Schedule.

     "Ordinary Course of Business" shall mean, with respect to the Company, the ordinary course of business of the Company and its Subsidiaries, taken as a whole, consistent with past custom and practice (including with respect to quantity and frequency), and, with respect to Parent, shall mean, the ordinary course of business of Parent and its Subsidiaries, taken as a whole, consistent with past custom and practice (including with respect to quantity and frequency).

     "Permitted Encumbrances" mean any of the following matters:

          (a) the terms, conditions, restrictions, exceptions, reservations limitations and other matters contained in the Company Contracts, instruments and documents which create or reserve to the Company and its Subsidiaries any Oil and Gas Interests, provided that such matters, individually or in the aggregate, do not (i) materially adversely affect the value of such Oil and Gas Interest to which such matters relate or materially interfere with the oil and gas operations on or with respect to such Oil and Gas Interest and which are of a nature that would be reasonably acceptable to a prudent oil and gas exploration and production operator or (ii) operate to reduce the net revenue interest, nor increase the working interest, of the Company and its Subsidiaries as reflected in the Company Reserve Reports;

          (b) any (i) undetermined or inchoate Liens or charges constituting or securing the payment of expenses which were incurred in the Ordinary Course of Business incidental to maintenance, development, production or operation of the Stroud Oil and Gas Interests or


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

processing Hydrocarbons attributable thereto or therein and (ii) materialman's, mechanics', repairman's, employees', contractors, operators' or other similar Liens or charges for amounts arising in the Ordinary Course of Business;

          (c) any Liens for current taxes for tax year 2006 and future periods that are not yet due and payable;

          (d) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over, or in respect of property owned or leased by the Company and its Subsidiaries or over which the Company and its Subsidiaries own rights-of-way, easements, permits, or licenses to the extent such matters, individually or in the aggregate, do not materially interfere with the oil and gas operations on such oil and gas properties and which are of a nature that would be reasonably acceptable to a prudent oil and gas exploration and production operator;

          (e) all lessors' royalties, overriding royalties, net profits interest, carried interest, and reversionary interests if the net cumulative effect of such burdens does not operate to reduce the net revenue interest of the Company and its Subsidiaries as reflected in the Company Reserve Reports; and

          (f) Liens under the Company Credit Facility.

     "Stroud Oil and Gas Interests" means all Oil and Gas Interests in which the Company or any of its Subsidiaries has any ownership interest (including fee or leasehold interest), including the Oil and Gas Interests set forth in Schedule
8.15 of the Company Disclosure Schedule.

     "Stroud Well" means any Hydrocarbon well or well site owned, operated or leased by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has any Oil and Gas Interest, including those set forth in
Schedule 8.15 of the Company Disclosure Schedule.

                   [Remainder of page is intentionally blank.]


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     IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                                        RANGE RESOURCES CORPORATION


                                        By: /s/ Rodney L. Waller
                                            ------------------------------------
                                        Name: Rodney L. Waller
                                        Title: Senior Vice President


                                        RANGE ACQUISITION TEXAS, INC.


                                        By: /s/ Rodney L. Waller
                                            ------------------------------------
                                        Name: Rodney L. Waller
                                        Title: Senior Vice President


                                        STROUD ENERGY, INC.


                                        By: /s/ Patrick J. Noyes
                                            ------------------------------------
                                        Name: Patrick J. Noyes
                                        Title: President & CEO

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]